This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed pursuant to Rule 424(b)(2)
 Registration No. 333-225698
Subject to Completion Dated March 23, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated July 11, 2019)
$50,000,000
Horizon Technology Finance Corporation
4.875% Notes due 2026

We are a non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments in technology, life science, healthcare information and services and sustainability industries.
We are offering $50,000,000 in aggregate principal amount of 4.875% notes due 2026 (the “Notes”). The Notes will mature on March 30, 2026. We will pay interest on the Notes on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2021. We may redeem the Notes in whole or in part at any time or from time to time on or after March 30, 2023 at our sole option at $25. Holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.
The Notes will be our direct unsecured obligations and rank equal in right of payment with all outstanding and future unsecured, unsubordinated indebtedness issued by us. Because the Notes will not be secured by any of our assets, they will be effectively subordinated to all of our existing and future secured indebtedness (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest) to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries because the Notes will be obligations exclusively of Horizon Technology Finance Corporation and not of any of our subsidiaries.
We intend to list the Notes on The New York Stock Exchange (“NYSE”) and we expect trading in the Notes on the NYSE to begin within 30 days of the original issue date. The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes.
The underwriters may also purchase up to an additional $7,500,000 aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus supplement, to cover overallotments. If the underwriters exercise this overallotment option in full, the total aggregate proceeds to us, before deducting expenses payable by us, will be $55,775,000.

Investing in our securities is highly speculative and involves a high degree of risk, and you could lose your entire investment if any of the risks occur. Before buying any Notes, you should read the material risks described in the “Supplementary Risk Factors” section beginning on page S-10 of this prospectus supplement and “Risk Factors” beginning on page 14 of the accompanying prospectus and in our most recent Annual Report on Form 10-K, as well as any of our subsequent SEC filings. The individual securities in which we invest will not be rated by any rating agency. If they were, they would be rated as below investment grade or “junk.” Indebtedness of below investment grade quality has predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

This prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes, including information about risks. Please read these documents before you invest and retain them for future reference. Additional information about us, including our annual, quarterly and current reports and proxy statements, has been filed with the Securities and Exchange Commission (the “SEC”), and can be accessed free of charge at its website at www.sec.gov. We maintain a website at www.horizontechfinance.com and make all of the foregoing information available, free of charge, on or through our website. This information is also available free of charge by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, Attention: Investor Relations, or by calling us collect at (860) 676-8654. The SEC also maintains a website at http://www.sec.gov that contains such information.
Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the Notes as set forth in “Underwriting.” Delivery of the Notes in book-entry form through The Depository Trust Company (“DTC”) will be made on or about March 30, 2021.
Joint Book-Running Managers
Keefe, Bruyette & WoodsOppenheimer & Co.
 A Stifel Company
Co-Managers
B. Riley Securities	Maxim Group LLC

The date of this prospectus supplement is March 23, 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or any other information which we have referred you. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus, or any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and the Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in the Notes.

Prospectus Supplement
Prospectus
S-i

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights some of the information included elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all the information that you may want to consider before making any investment decision regarding the Notes offered hereby. To understand the terms of the Notes offered hereby before making any investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, and any free writing prospectus related to the offering of Notes, including “Supplementary Risk Factors,” “Risk Factors,” “Available Information,” “Incorporation by Reference,” and “Use of Proceeds” and the financial statements contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the Notes we are offering.
In this Prospectus Supplement, except where the context suggests otherwise, the terms:
•
“we,” “us,” “our,” “the Company” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation, a Delaware corporation, and its consolidated subsidiaries;

•
The “Advisor” and the “Administrator” refer to Horizon Technology Finance Management LLC, a Delaware limited liability company;

•
“Key” refers to KeyBank National Association and “Key Facility” refers to the revolving credit facility with Key;

•
“NYL Noteholders” refers to several entities owned or affiliated with New York Life Insurance Company and “NYL Facility” refers to the credit facility where the notes are issued to the NYL Noteholders;

•
“Credit Facilities” refers to collectively the Key Facility and the NYL Facility;

•
“2022 Notes” or “Debt Securities” refers to the $37.4 million aggregate principal amount of our 6.25% unsecured notes due 2022, which were issued by us in September and October 2017;

•
“2019-1 Securitization” refers to the $160.0 million securitization of secured loans we completed on August 13, 2019;

•
“Asset-Backed Notes” refers to $100.0 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the 2019-1 Securitization; and

•
“HSLFI” refers to Horizon Secured Loan Fund I, a joint venture formed with Arena Sunset SPV, LLC, or “Arena”. On April 21, 2020, the Company purchased all of the limited liability company interests of Arena in HSLFI, including, without limitation, undistributed amounts owed to Arena and interest accrued and unpaid on the debt investments of HSLFI through the date of purchase. As of April 21, 2020, HSLFI and its subsidiary are consolidated by the Company;

Our company
We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as our “Target Industries.” Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively, “Senior Term Loans.” Venture Lending is typically characterized by (1) the making of a secured debt investment after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (2) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (3) the amortization of the Venture Loan and (4) the lender’s receipt of warrants or other success fees with the making of the Venture Loan.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. Under Section 61(a)(2) of the 1940 Act we have received approval from our stockholders to reduce our asset coverage requirement from 200% to 150%. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. As a RIC, we generally are not subject to pay corporate-level income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, and our net capital gain that we distribute as dividends for U.S. federal income tax purposes to our stockholders as long as we meet certain source-of-income, distribution, asset diversification and other requirements.
We are externally managed and advised by our Advisor. Our Advisor manages our day-to-day operations and also provides all administrative services necessary for us to operate.
Our advisor
Our investment activities are managed by our Advisor, and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation of our Advisor, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.
Our Advisor is led by six senior managers including Robert D. Pomeroy, Jr., our Chief Executive Officer, Gerald A. Michaud, our President, Daniel R. Trolio, our Senior Vice President and Chief Financial Officer, John C. Bombara, our Senior Vice President, General Counsel and Chief Compliance Officer, Daniel S. Devorsetz, our Senior Vice President and Chief Investment Officer and Diane Earle, our Senior Vice President and Chief Credit Officer.
Our strategy
Our investment objective is to maximize our investment portfolio’s total return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such debt investments. To further implement our business strategy, we expect our Advisor to continue to employ the following core strategies:
•
Structured investments in the venture capital and private and public equity markets.   We make loans to development-stage companies within our Target Industries typically in the form of secured loans. The secured debt structure provides a lower risk strategy, as compared to equity or unsecured debt investments, to participate in the emerging technology markets because the debt structures we typically utilize provide collateral against the downside risk of loss, provide return of capital in a much shorter timeframe through current-pay interest and amortization of principal and have a senior position to equity in the borrower’s capital structure in the case of insolvency, wind down or bankruptcy. Unlike venture capital and private equity investments, our investment returns and return of our capital do not require equity investment exits such as mergers and acquisitions or initial public offerings. Instead, we receive returns on our debt investments primarily through regularly scheduled payments of principal and interest and, if necessary, liquidation of the collateral supporting the debt investment upon a default. Only the potential gains from warrants depend upon equity investment exits.

•
“Enterprise value” lending.   We and our Advisor take an enterprise value approach to structuring and underwriting loans. Enterprise value includes the implied valuation based upon recent equity capital invested as well as the intrinsic value of the applicable portfolio company’s particular technology, service or customer base. We secure our lien position against the enterprise value of each portfolio company.

•
Creative products with attractive risk-adjusted pricing.   Each of our existing and prospective portfolio companies has its own unique funding needs for the capital provided from the proceeds of our Venture Loans. These funding needs include funds for additional development “runways”, funds to hire or retain sales staff or funds to invest in research and development in order to reach important technical milestones in advance of raising additional equity. Our loans include current-pay interest, commitment fees, end-of-term payments, or ETPs, pre-payment fees, success fees and non-utilization fees. We believe we have developed pricing tools, structuring techniques and valuation metrics that satisfy our portfolio companies’ financing requirements while mitigating risk and maximizing returns on our investments.

•
Opportunity for enhanced returns.   To enhance our debt investment portfolio returns, in addition to interest and fees, we frequently obtain warrants to purchase the equity of our portfolio companies as additional consideration for making debt investments. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies has allowed us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate higher returns for our investors.

•
Direct origination.   We originate transactions directly with technology, life science, healthcare information and services and sustainability companies. These transactions are referred to our Advisor from a number of sources, including referrals from, or direct solicitation of, venture capital and private equity firms, portfolio company management teams, legal firms, accounting firms, investment banks, portfolio company advisors and other lenders that represent companies within our Target Industries. Our Advisor has been the sole or lead originator in substantially all transactions in which the funds it manages have invested.

•
Disciplined and balanced underwriting and portfolio management.   We use a disciplined underwriting process that includes obtaining information validation from multiple sources, extensive knowledge of our Target Industries, comparable industry valuation metrics and sophisticated financial analysis related to development-stage companies. Our Advisor’s due diligence on investment prospects includes obtaining and evaluating information on the prospective portfolio company’s technology, market opportunity, management team, fund raising history, investor support, valuation considerations, financial condition and projections. We seek to balance our investment portfolio to reduce the risk of down market cycles associated with any particular industry or sector, development-stage or geographic area by quarterly reviewing each criteria and, in the event there is an overconcentration, seeking investment opportunities to reduce such overconcentration. Our Advisor employs a “hands on” approach to portfolio management, requiring private portfolio companies to provide monthly financial information and to participate in regular updates on performance and future plans. For public companies, our Advisor typically relies on publicly reported quarterly financials.

•
Use of leverage.   We use leverage to increase returns on equity through our Credit Facilities, through our 2022 Notes and through our 2019-1 Securitization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources” in our Annual Report on Form 10-K for additional information about our use of leverage. In addition, we may issue additional debt securities or preferred stock in one or more series in the future.

Market opportunity
We focus our investments primarily in our Target Industries. The technology sectors we focus on include communications, networking, data storage, software, cloud computing, semiconductor, internet and media and consumer-related technologies. The life science sectors we focus on include biotechnology, drug discovery, drug delivery, bioinformatics and medical devices. The healthcare information and services sectors we focus on include diagnostics, electronic medical record services and software and other healthcare related services and technologies that improve efficiency and quality of administered healthcare. The sustainability sectors we focus on include alternative energy, power management, energy efficiency, green building materials and waste recycling. We refer to all of these companies as “technology-related” companies because the companies are developing or offering goods and services to businesses and consumers which utilize scientific knowledge, including techniques, skills, methods, devices and processes, to solve problems. We intend, under normal market conditions, to invest at least 80% of the value of our total assets in such companies.
We believe that Venture Lending has the potential to achieve enhanced returns that are attractive notwithstanding the high degree of risk associated with lending to development-stage companies. Potential benefits include:
•
interest rates that typically exceed rates that would be available to portfolio companies if they could borrow in traditional commercial financing transactions;

•
the debt investment support provided by cash proceeds from equity capital invested by venture capital and private equity firms or access to public equity markets to access capital;

•
amortization of principal;

•
senior ranking to equity and collateralization of debt investments to minimize potential loss of capital; and

•
potential equity appreciation through warrants.

We believe that Venture Lending also provides an attractive financing source for portfolio companies, their management teams and their equity capital investors, as it:
•
is typically less dilutive to the equity holders than additional equity financing;

•
extends the time period during which a portfolio company can operate before seeking additional equity capital or pursuing a sale transaction or other liquidity event; and

•
allows portfolio companies to better match cash sources with uses.

Competitive strengths
We believe that we, together with our Advisor, possess significant competitive strengths, which include the following:
•
Consistently execute commitments and close transactions.   Our Advisor and its senior management and investment professionals have an extensive track record of originating, underwriting and managing Venture Loans. Our Advisor and its predecessor have directly originated, underwritten and managed Venture Loans with an aggregate original principal amount over $2.0 billion to more than 265 companies since operations commenced in 2004.

•
Robust direct origination capabilities.   Our Advisor has significant experience originating Venture Loans in our Target Industries. This experience has given our Advisor a deep knowledge of our Target Industries and an extensive base of transaction sources and references.

•
Highly experienced and cohesive management team.   Most of our Advisor’s senior management team of experienced professionals has been together since our inception. This consistency allows companies, their management teams and their investors to rely on consistent and predictable service, loan products and terms and underwriting standards.

•
Relationships with venture capital and private equity investors.   Our Advisor has developed strong relationships with venture capital and private equity firms and their partners.

•
Well-known brand name.   Our Advisor has originated Venture Loans to more than 265 companies in our Target Industries under the “Horizon Technology Finance” brand.

Our portfolio
From the commencement of operations of Compass Horizon on March 4, 2008 through December 31, 2020, we funded 197 portfolio companies and invested $1.5 billion in debt investments. As of December 31, 2020, our debt investment portfolio consisted of 34 debt investments with an aggregate fair value of $333.5 million. As of December 31, 2020, 100%, or $333.5 million, of our debt investment portfolio at fair value consisted of Senior Term Loans. As of December 31, 2020, 43.5%, or $145.0 million, of our total debt investment portfolio at fair value was held through our 2019-1 Securitization. As of December 31, 2020, our net assets were $212.6 million, and all of our debt investments were secured by all or a portion of the tangible and intangible assets of the applicable portfolio company. The debt investments in our portfolio are generally not rated by any rating agency. If the individual debt investments in our portfolio were rated, they would be rated below “investment grade”. Debt investments that are unrated or rated below investment grade are sometimes referred to as “junk bonds” and have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
For the year ended December 31, 2020, our dollar-weighted annualized yield on average debt investments (excluding any yield from HSLFI through April 21, 2020, warrants, equity and other investments) was 14.6%. We calculate the dollar-weighted yield on average debt investments for any period as (1) total investment income (excluding income from HSLFI) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.
For the year ended December 31, 2020, our investment portfolio (including any yield from HSLFI through April 21, 2020, warrants, equity and other investments) had an overall total yield of 13.9%. We calculate the dollar-weighted yield on average investments for any period as (1) total investment income during the period divided by (2) the average of the fair value of investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average investments is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.
As of December 31, 2020, our debt investments had a dollar-weighted average term of 50 months from inception and a dollar-weighted average remaining term of 40 months. As of December 31, 2020, substantially all of our debt investments had an original committed principal amount of between $4 million and $25 million, repayment terms of between 15 and 60 months and bore current pay interest at annual interest rates of between 8% and 13%.
For the year ended December 31, 2020, our total return based on market value was 12.1%. Total return based on market value is calculated as (x) the sum of (i) the closing sales price of our common stock on the last day of the period plus (ii) the aggregate amount of distributions paid per share during the period, less (iii) the closing sales price of our common stock on the first day of the period, divided by (y) the closing sales price of our common stock on the first day of the period.
In addition to our debt investments, as of December 31, 2020, we held warrants to purchase stock, predominantly preferred stock, in 60 portfolio companies, equity positions in eight portfolio companies and success fee arrangements in five portfolio companies.
Company information
Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Recent developments
Subsequent to December 31, 2020 pursuant to private foreclosure sales, we received net proceeds of approximately $1.7 million from the sale of substantially all of the assets of The NanoSteel Company, Inc. (“NanoSteel”), which assets collateralized our debt investment in NanoSteel. We do not expect to receive any additional material proceeds from the sale of additional assets of NanoSteel.
On January 14, 2021, we funded a $5.0 million debt investment to a new portfolio company, Clara Foods Co.
On January 15, 2021, we funded a $7.0 million debt investment to a new portfolio company, Supply Network Visibility Holdings LLC.
On February 23, 2021, we funded a $7.0 million debt investment to an existing portfolio company, Getaround, Inc.
On February 25, 2021, we funded a $6.0 million debt investment to a new portfolio company, Primary Kids, Inc.
On March 5, 2021, we funded a $15.0 million debt investment to a new portfolio company, E La Carte, Inc.
On March 5, 2021, we funded a $7.0 million debt investment to a new portfolio company, Infobionic, Inc.
On March 5, 2021, we funded a $5.0 million debt investment to an existing portfolio company, Liqid, Inc.
On March 9, 2021, we funded a $17.5 million debt investment to a new portfolio company, Quip NYC, Inc.

THE OFFERING
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the section titled “Description of the Notes” and the more general description of our debt securities in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.
Issuer
Horizon Technology Finance Corporation, a Delaware corporation
Title of the securities
4.875% Notes due 2026
Initial aggregate principal amount being offered
$50,000,000
Overallotment Option
The underwriters may also purchase from us up to an additional $7,500,000 aggregate principal amount of Notes to cover overallotments, if any, within 30 days of the date of this prospectus supplement.
Listing
We intend to list the Notes on the NYSE within 30 days of the original issue date.
Interest rate
4.875% per year
Stated maturity date
March 30, 2026, unless redeemed prior to maturity.
Interest payment dates
Each March 30, June 30, September 30, and December 30, commencing June 30, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Ranking of Notes
The Notes will be our direct unsecured obligations and will rank:
•
pari passu with our current and future unsecured, unsubordinated indebtedness, including the 2022 Notes (which we intend to redeem with the proceeds from this offering);

•
senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•
effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•
structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities, including debt outstanding under our Credit Facilities and our Asset-Backed Notes.

As of December 31, 2020, our total consolidated indebtedness was approximately $187.6 million, $150.3 million of which was secured, and $150.3 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the

Notes, assuming no repayment of amounts owed under our Credit Facilities and our Asset-Backed Notes, our total indebtedness would have been approximately $237.6 aggregate principal amount outstanding as of December 31, 2020.
Denominations
We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.
Use of Proceeds
We estimate that the net proceeds from the sale of the Notes in this offering will be approximately $48.25 (or approximately $55.53 if the underwriters fully exercise their overallotment option), after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to redeem the 2022 Notes and for our general corporate purposes. See the “Use of Proceeds” section of this prospectus supplement.
Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after March 30, 2023, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $25 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.
Repayment at option of Holders
Holders will not have the option to have the Notes repaid prior to the stated maturity date.
Governing Law
New York
Trustee, Paying Agent, Registrar and Transfer Agent
U.S. Bank National Association
Other covenants
In addition to any covenants described elsewhere in this prospectus supplement or the accompanying prospectus, the following covenants will apply to the Notes:
•
We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. As of this prospectus supplement, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings. See “Risk Factors — Risks Relating to Our Business and Structure — Regulations governing our operations as a BDC affect our ability to and the way in which we raise additional capital” in our Annual Report on Form 10-K.

•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject thereto, Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions. As of the date of this prospectus supplement, these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will permit us to continue paying dividends or distributions and will not be triggered unless and until such time as our asset coverage (as defined in the 1940 Act, except to the extent modified by this covenant) has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions for more than six consecutive months. For the purposes of determining “asset coverage” as used above, any and all indebtedness of the Company, including any outstanding borrowings under the Credit Facilities and any successor or additional credit facility, shall be deemed a senior security of us. See “Risk Factors — Risks Relating to Our Business and Structure — Regulations governing our operations as a BDC affect our ability to, and the way in which, we raise additional capital, which may expose us to risks.” in our Annual Report on Form 10-K.
See the “Description of the Notes” section of this prospectus supplement for certain other covenants applicable to the Notes.
Risk factors
See “Supplementary Risk Factors” section in this prospectus supplement and “Risk Factors” in the accompanying prospectus and in our most recent Annual Report on Form 10-K for a discussion of risks you should carefully consider before deciding to invest in the Notes.

SUPPLEMENTARY RISK FACTORS
Investing in the Notes involves a number of significant risks. You should carefully consider the risks described below, together with all of the risks and uncertainties described in the section titled “Risk Factors” in the accompanying prospectus, our most recent Annual Report on Form 10-K, as well as in subsequent filings with the SEC, which are or will be incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, and other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, our net asset value and the trading price of our securities could decline and you may lose all or part of your investment. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred or may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of December 31, 2020, our total consolidated indebtedness was approximately $187.6 million, $150.3 million of which was secured, and $150.3 million of which was indebtedness of our subsidiaries.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of Horizon Technology Finance Corporation, and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including the holders of the Notes. As of December 31, 2020, approximately $150.3 million of the indebtedness required to be consolidated on our balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries.
Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims are effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise.
In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.
The indenture under which the Notes will be issued contains limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on investments in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC;

•
pay dividends on, or purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause a violation of Section 18(a)(1)(B) of the 1940 Act as modified by Section 61(a)(2) and the definitional provisions of the 1940 Act or any successor provisions giving effect to any exemptive relief granted to us by the SEC (these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock unless our asset coverage, as defined for purposes of Section 18(a)(1)(B) the 1940 Act, equals at least 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase), unless the payment of such dividend is necessary to maintain our status as a RIC under subchapter M of the code;

•
sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

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enter into transactions with affiliates;

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create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

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make investments; or

•
create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not require us to offer to purchase the Notes in connection with a change of control or any other event. Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See “Risk Factors — If we are unable to comply with the covenants or restrictions in our Credit Facilities or make payments when due thereunder, our business could be materially adversely affected” in the accompanying prospectus. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not exist, which could limit a holder’s ability to sell the Notes or affect the market price of the Notes. Moreover, if the the Notes are no longer rated, the Notes may be subject to greater price volatility than rated notes and particularly similar securities with an investment grade rating.
The Notes are a new issue of debt securities for which there currently is no trading market. We intend to list the Notes on the NYSE within 30 days of the original issue date. Although we expect the Notes to be listed on the NYSE, we cannot provide any assurances that we will successfully list the Notes, that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, the time remaining to the maturity of the Notes, the outstanding principal amount of debt securities with terms identical to the Notes, the supply of debt securities trading in the secondary market, if any, the redemption or repayment features, if any, of the Notes, general economic conditions, our financial condition, performance, prospects and other factors. If the Notes are no longer rated, this could impact their trading and subject them to greater price volatility. To the extent they are rated and received a non-investment grade rating, their price and trading activity could be negatively impacted. Moreover, if a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating. Certain of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. Such underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
The optional redemption provision may materially adversely affect your return on the Notes.
The Notes are redeemable in whole or in part at any time or from time to time on or after , 2023 at our sole option at $25. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including a default under either of the Credit Facilities or other indebtedness to which we may be a party that is not waived by the required lenders or holders thereunder, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under either of the Credit Facilities or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under either of the Credit Facilities or other debt that we may incur in the future to avoid being in default. If we breach our covenants under either of the Credit Facilities or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under either of the Credit Facilities, could proceed against the collateral securing the debt. Because both the Credit Facilities have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

Our shares of common stock have traded at a discount from net asset value and may do so in the future, which could limit our ability to raise additional equity capital.
Shares of closed-end investment companies frequently trade at a market price that is less than the net asset value that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. It is not possible to predict whether shares of our common stock will trade at, above or below net asset value. In addition, in recent periods, the shares of BDCs as an industry traded below net asset value. When our common stock is trading below its net asset value per share, we will generally not be able to issue additional shares of our common stock at its market price without first obtaining approval for such issuance from our stockholders and our independent directors. We do not have stockholder approval to sell shares of our common stock at a price below our net asset value per share.
FATCA withholding may apply to payments to certain foreign entities.
Payments made under the Notes to a foreign financial institution, or “FFI,” or non-financial foreign entity, or “NFFE” (including such an institution or entity acting as an intermediary), may be subject to a U.S. withholding tax of 30% under U.S. Foreign Account Tax Compliance Act provisions of the Code (commonly referred to as “FATCA”). This withholding tax may apply to payments of interest on the Notes as well unless the FFI or NFFE complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. Depending upon the status of a holder and the status of an intermediary through which any Notes are held, the holder could be subject to this 30% withholding tax in respect of any interest paid or deemed paid on the Notes. You should consult your own tax advisors regarding FATCA and how it may affect your investment in the Notes. See “United States Federal Income Tax Consequences — Taxation of Note Holders — FATCA Withholding on Payments to Certain Foreign Entities” in this prospectus supplement for more information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The following discussion should be read in conjunction with our financial statements and related notes and other financial information included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus relating to this offering of the Notes. In addition to historical information, the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus relating to this offering of the Notes may contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors described in the section titled “Supplementary Risk Factors” in this prospectus supplement and our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompany prospectus, or in any free writing prospectus relating to this offering and certain other factors noted throughout or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus relating to this offering. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. We undertake no obligation to revise or update any forward-looking statements but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.
The forward-looking statements included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus relating to this offering of common stock involve risks and uncertainties, including statements as to:
•
our future operating results, including the performance of our existing debt investments, warrants and other investments;

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the introduction, withdrawal, success and timing of business initiatives and strategies;

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general economic and political trends and other external factors, including the current COVID-19 pandemic;

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the relative and absolute investment performance and operations of our Advisor;

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the impact of increased competition;

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the impact of investments we intend to make and future acquisitions and divestitures;

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the unfavorable resolution of legal proceedings;

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our business prospects and the prospects of our portfolio companies, including our and their ability to achieve our respective objectives as a result of the current COVID-19 pandemic;

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the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

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our regulatory structure and tax status;

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our ability to qualify and maintain qualification as a RIC and as a BDC;

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the adequacy of our cash resources and working capital;

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the timing of cash flows, if any, from the operations of our portfolio companies;

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the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;

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the ability of our portfolio companies to achieve their objectives;

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the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our Advisor;

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our contractual arrangements and relationships with third parties;

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our ability to access capital and any future financings by us;

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the ability of our Advisor to attract and retain highly talented professionals; and

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the impact of changes to tax legislation and, generally, our tax position.

You should not place undue reliance on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. In addition to other information included or incorporated by reference in this prospectus supplement, please read carefully the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, as well as the section entitled “Caution Concerning Forward-Looking Statements” in the accompanying prospectus, before making any investment in the Notes
This prospectus supplement, the accompanying prospectus and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “plan,” “potential,” “project,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended, or the Securities Act, or Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement, the accompanying prospectus or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS
We estimate that net proceeds we will receive from the sale of the Notes in this offering will be approximately $48.25 (or approximately $55.53 if the underwriters fully exercise their overallotment option), based on the underwriters purchasing the Notes from us at 97.0% of the aggregate principal amount and after deducting estimated offering expenses of approximately $250,000 (including certain expenses of the underwriters that we will reimburse the underwriters for) payable by us.
We intend to use the net proceeds of this offering to redeem the outstanding 2022 Notes and for the general corporate purposes of us and our subsidiaries. Pending such use, we may use the net proceeds to invest the net proceeds of this offering to temporarily repay borrowings under our Credit Facilities or may invest the net proceeds primarily in cash, cash equivalents, U.S. Government securities and high-quality debt investments that mature in one year or less from the date of investment. The temporary investments described above may have lower yields than our other investments and accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make.
On September 29, 2017, we entered into a Purchase Agreement pursuant to which we sold $37.4 million aggregate principal amount of 6.25% fixed rate senior unsecured notes due September 15, 2022. As of December 31, 2020, the aggregate principal balance of the 2022 Notes was approximately $37.4 million. The 2022 Notes bear interest at a rate of 6.25% per year payable quarterly.

CAPITALIZATION
The following table sets forth:
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our actual capitalization as of December 31, 2020; and

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our capitalization on an as-adjusted basis reflecting payment of the 2022 Notes and giving effect to the sale of $50,000,000 aggregate principal amount of Notes in this offering purchased from us by the underwriters at 97.0% of such aggregate principal amount and after deducting estimated offering expenses of approximately $250,000 payable by us .

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our most recent consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of December 31, 2020
Dollar amounts are presented in thousands, except share data.	Actual	As Adjusted for this Offering
Assets
Non-affiliate investments at fair value (cost of $343,158)	$343,498	$343,498
Non-controlled affiliate investments at fair value (cost of $6,854)	7,547	7,547
Controlled affiliate investments at fair value (cost of $1,500)	1,500	1,500
Total investments at fair value (cost of $351,512)	352,545	352,545
Cash	19,502	30,377
Investments in money market funds	27,199	27,199
Restricted investments in money market funds	1,057	1,057
Interest receivable	4,946	4,946
Other assets	1,908	1,908
Total assets	$407,157	$418,032
Liabilities
Borrowings	$185,819	$196,694
Distributions payable	5,786	5,786
Base management fee payable	563	563
Incentive fee payable	975	975
Other accrued expenses	1,417	1,417
Total liabilities	194,560	205,435
Commitments and contingencies
Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2020	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 19,453,821shares issued and 19,286,356 shares outstanding as of December 31, 2020	19	19
Paid-in capital in excess of par	271,287	271,287
Distributable earnings	(58,709)	(58,709)
Total net assets	212,597	212,597
Total liabilities and net assets	$407,157	$418,032
Net asset value per common share	$11.02	$11.02

DESCRIPTION OF THE NOTES
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities That We May Issue” in the accompanying prospectus.
The Notes will be issued under an indenture dated March 23, 2012, entered into between us and U.S. Bank National Association, as trustee, as supplemented by the third supplemental indenture to be dated as of the closing date, entered into between us and U.S. Bank National Association, as trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, all references to “Indenture” mean the indenture as supplemented by the second supplemental indenture, and all references to “we,” “our” and “us” mean Horizon Technology Finance Corporation, a Delaware corporation, exclusive of our subsidiaries, unless we specify otherwise.
Because this section is a summary, it does not describe every aspect of the Notes and the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of Notes. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indenture. Some of the definitions are repeated in this prospectus supplement, but for the rest you will need to read the Indenture. You may obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information” in the accompanying prospectus.
General
The Notes:
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will be issued in an initial principal amount of $50,000,000 ($57,500,000 if the underwriters’ option to purchase Notes to cover overallotments, if any, is exercised in full);

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will mature on March 30, 2026, unless redeemed prior to maturity;

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will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

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will be redeemable in whole or in part at any time or from time to time on and after March 30, 2023, at a redemption price of $25 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption as described under “— Redemption and Repayment” below;

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are expected to be listed on NYSE within 30 days of the original issue date.

The Notes will be our direct unsecured obligations and will rank:
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pari passu with current and future unsecured unsubordinated indebtedness, including the 2022 Notes (which we intend to redeem with the proceeds of this offering);

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senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

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effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

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structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities, including debt outstanding under our Credit Facilities and our Asset-Backed Notes.

As of December 31, 2020, our total consolidated indebtedness was approximately $187.6 million, $150.3 million of which was secured, and $150.3 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the Notes, assuming no repayment of amounts owed under our Credit Facilities and our Asset-Backed Notes, our total indebtedness would have been approximately $237.6 aggregate principal amount outstanding as of December 31, 2020.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available for payment on the Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of all of the foregoing and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.
The Indenture does not limit the amount of debt (secured and unsecured) that we and our subsidiaries may incur or our ability to pay dividends, sell assets, enter into transactions with affiliates or make investments. In addition, the Indenture does not contain any provisions that would necessarily protect holders of Notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.
The Notes will be issued in fully registered form only, without coupons, in minimum denominations of $25 and integral multiples thereof. The Notes will be represented by one or more global notes deposited with or on behalf of DTC, or a nominee thereof. Except as otherwise provided in the Indenture, the Notes will be registered in the name of that depositary or its nominee, and you will not receive certificates for the Notes. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit the distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. Specifically, we may be precluded from declaring dividends or repurchasing shares of our common stock unless our asset coverage is at least 150%. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors — Risks Relating to Our Business and Structure — Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital, which may expose us to additional risks” in the accompanying prospectus.
Interest Provisions Related to the Notes
Interest on the Notes will accrue at the rate of 4.875% per annum and will be payable quarterly on each March 30, June 30, September 30, and December 30 commencing on March 30, 2021. The initial interest period will be the period from and including the original issue date to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. We will pay interest to those persons who were holders of record of such Notes fifteen days prior to the date on which each interest payment date occurs: each March 15, June 15, September 15, and December 15, commencing June 15, 2021.
Interest on the Notes will accrue from the date of original issuance and will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not provide a sinking fund for the Notes.
Interest payments will be made only on a business day, defined in the Indenture as each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City and Chicago are authorized or required by law or executive order to close. If any interest payment is due on a non-business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their Notes.
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after March 30, 2023, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $25 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.
You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.
Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.
If we redeem only a portion of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed in compliance with the requirements of the NYSE (or such other principal national securities exchange on which the Notes are then listed), or, if the Notes are not then listed on any national securities exchange, on a pro rata basis, by lot, or by such method as the trustee deems fair and appropriate, in accordance with the 1940 Act to the extent applicable and in accordance with any applicable depositary procedures. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Holders will not have the option to have the Notes repaid prior to the stated maturity date.
Listing
We intend to list the Notes on the NYSE under the symbol “HTFB”. We expect trading in the Notes to begin within 30 days of the original issue date.
Trading Characteristics
We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See “United States Federal Income Tax Consequences.”
Certain Covenants
In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities surrendered for payment, payment of taxes and related matters, the following covenants apply to the Notes.
Reporting
We have agreed to provide to holders of the Notes and the trustee (if at any time when Notes are outstanding we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC), our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.
1940 Act Compliance
We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions.

We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act, the definitional provisions of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These statutory provisions of the 1940 Act are not currently applicable to us and will not be applicable to us as a result of this offering. However, if Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act were currently applicable to us in connection with this offering, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined for purposes of Section 18(a)(1)(B) in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, but only up to such amount as is necessary for us to maintain our status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.
Events of Default
You will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection.
The term “Event of Default” in respect of the Notes means any of the following:
•
We do not pay the principal of, or any premium on, the Notes when due, whether at maturity, upon redemption or otherwise.

•
We do not pay interest on the Notes when due, and such default is not cured within 30 days.

•
We remain in breach of a covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee, if such default is known to a responsible officer of the trustee or a responsible officer of the trustee has received written notice of such default, or holders of at least 25% of the principal amount of the Notes.

•
The acceleration of our or our subsidiaries’ indebtedness for money borrowed in aggregate principal amount of $10 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such acceleration is not rescinded within 30 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes.

•
We or any of our subsidiaries fail, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $10 million, which are not stayed on appeal.

•
We or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary” file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

•
On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.

The trustee may withhold notice to the holders of the Notes any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs
If an Event of Default, other than an Event of Default referred to in the second to last bullet point above with respect to us (but including an Event of Default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary of ours), has occurred and has not been cured, the trustee, if such event of default is known to a responsible officer of the trustee or a responsible officer of the trustee has received written notice of such event of default, or the holders of at least 25% in principal amount of Notes may declare the entire principal amount of all the Notes to be due and immediately payable. If an Event of Default referred to in the second to last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary of ours) has occurred, the entire principal amount of all the Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes.
The trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If reasonable indemnity is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:
•
You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•
The holders of at least 25% in principal amount of all outstanding Notes must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•
The trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity.

•
The holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.
Holders of a majority in principal amount of the Notes may waive any past defaults other than:
•
the payment of principal, any premium or interest; or

•
in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any default.
Merger or Consolidation
Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not consolidate with or into any other corporation or convey or transfer all or substantially all of our property or assets to any person unless all the following conditions are met:

•
Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for all of our obligations under the Notes and the Indenture.

•
Immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing.

•
We must deliver certain certificates and documents to the trustee.

Modification or Waiver
There are three types of changes we can make to the Indenture and the Notes.
Changes Requiring Your Approval
First, there are changes that we cannot make to your Notes without your specific approval. The following is a list of those types of changes:
•
change the stated maturity of the principal of or interest on the Notes;

•
reduce any amounts due on the Notes;

•
reduce the amount of principal payable upon acceleration of the maturity of the Notes following a default;

•
adversely affect any right of repayment at the holder’s option;

•
change the place (except as otherwise described in the accompanying prospectus or prospectus supplement) or currency of payment on the Notes;

•
impair your right to sue for payment;

•
reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture;

•
reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•
modify any other aspect of the provisions of the Indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•
change any obligation we have to pay additional amounts.

Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes Requiring Majority Approval
Any other change to the Indenture and the Notes would require the following approval:
•
If the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes outstanding at such time.

•
If the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.
Defeasance
Covenant Defeasance
Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, we must do the following:
•
We must irrevocably deposit in trust for the benefit of all holders of such Notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates. No Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.
If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
•
We must deposit in trust for the benefit of all holders of such Notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes and for payment of amounts due to the trustee. No Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or a ruling issued by the Internal Revenue Service, or IRS, that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on the Notes at the time of the deposit.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.
No service charge will be made for any registration of transfer or any exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect with respect to the Notes when either:
•
all the Notes that have been authenticated have been delivered to the trustee for cancellation; or

•
all the Notes that have not been delivered to the trustee for cancellation:

•
have become due and payable,

•
will become due and payable at their stated maturity within one year, or

•
are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,
•
we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Notes; and

•
we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the Indenture, including amounts payable to the trustee, relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

Additional Notes and Additional Series of Notes
We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects, including having the same CUSIP number, so that such further notes shall be consolidated and form a single series of notes and shall have the same terms as to status or otherwise as the Notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to the Notes. The indenture also allows for the issuance of additional series of debt securities from time to time.
The Trustee Under the Indenture
U.S. Bank National Association will serve as the trustee under the Indenture.
Payment, Paying Agent, Registrar and Transfer Agent
The principal amount of each Note will be payable on the stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate. The trustee will initially act as Paying Agent, Registrar and Transfer Agent for the Notes.
Governing Law
The Indenture and the Notes will be governed by the laws of the State of New York.

Book-Entry Debt Securities
DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).
Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus

Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions, and dividend payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon. DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a general summary of the material United States federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences) applicable to an investment in the Notes. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. The discussion is based upon the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. You should consult your own tax advisor with respect to tax considerations that pertain to your purchase of the Notes.
This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, entities that are tax-exempt for United States federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for United States federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. It also does not deal with beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering. If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the United States federal tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust (a) subject to the control of one or more United States persons and the primary supervision of a court in the United States, or (b) that has a valid election (under applicable Treasury Regulations) to be treated as a United States person, or (iv) an estate the income of which is subject to United States federal income taxation regardless of its source. The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States (i) on at least 31 days in the calendar year, and (ii) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were United States citizens.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the United States federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding Notes should consult their own tax advisors.
Taxation of Note Holders
Except as discussed below, payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting. In addition, if the issue price of the Notes (i.e., the first price at which a substantial amount of the Notes is sold to investors) is less than their “stated redemption price at maturity” (i.e., the sum of all payments to be made on the Notes, other than payments of “qualified stated interest”) by not less than a specified de minimis amount, the Notes will be considered as having been issued for U.S. federal income tax purposes with original issue discount, or OID. In the case of the Notes, the term “qualified stated interest” generally means interest that is unconditionally payable at least annually and at a single fixed rate.
If the Notes are issued with OID, a U.S. holder generally will be required to include the OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such U.S. holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which a Note is held by a U.S. holder using a constant yield method that reflects the compounding of interest. This means that a U.S. holder will be required to include increasingly greater amounts of OID over time. If the Notes are issued with discount that is less than the “de minimis amount” ( i.e., discount that is not treated as OID), the U.S. holder generally will be required to include the de minimis OID in income at the time a principal payment on the Note is made in proportion to the amount paid. Any amount of de minimis OID on a Note that is recognized by a U.S. holder will be characterized as capital gain. Notice will be given if we determine that any of the Notes will be issued with OID. We are required to provide information returns stating the amount of OID accrued on the Notes held by persons of record, other than certain U.S. tax-exempt holders.
If you acquire a Note for an amount that is less than its adjusted issue price, the amount of the difference generally will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Note at the time of any principal payment received on the Note.
In such case, you also may be required to defer, until the maturity of a Note or its earlier sale or other disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note.
You may make an election to include market discount from a Note in income currently as it accrues in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. holder makes this election, the U.S. holder will be required to increase the tax basis in the Note by the amount of market discount on the Note included in the U.S. holder’s income. If you make this election, it will apply to all debt instruments with market discount (including, if applicable, the Note) that you acquire on or after the first day of the first taxable year to which the election applies, and such election is irrevocable without the consent of the IRS. You should consult your own tax advisor before making this election.
Any market discount you recognize on a Note will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you make a separate election to accrue such market discount on a constant yield method. If you make this election, it will only apply to the Note and any other debt instruments you specify, that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. You should consult your own tax advisor before making such election.
If you acquire a Note for an amount in excess of its stated principal amount, you will be considered to have purchased the Note at a “premium.” You generally may elect to amortize such premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in taxable income under your regular accounting method. Any amortized amount of the premium for a taxable year generally will be treated first as an offset to interest on a Note includible in income in such taxable year, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the Note, and finally as a carryforward allowable against your future interest inclusions on the Note, in each case, in accordance with your regular accounting method. If you make this election, you will be required to reduce your tax basis in a Note by the amount of the premium amortized. An election to amortize premium will also apply to all other taxable debt instruments you hold or subsequently acquire on or after the first day of the first taxable year for which the election is made. You may not revoke this election without the consent of the IRS. You should consult your own tax advisor before making such election. If you do not elect to amortize premium on the Note, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Note.

Upon the sale, exchange, redemption or retirement of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder’s adjusted tax basis in the Note, increased by an OID and market discount previously included in income with respect to the Note, and reduced by the amount of any bond premium previously amortized with respect to the Note and any cash payments on the Note other than qualified stated interest. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts; for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.
Medicare Tax on Net Investment Income.   A 3.8% tax is imposed under Section 1411 of the Code on the “net investment income” of certain U.S. citizens and residents and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes payments of interest on, and net gains recognized from the sale, exchange, redemption, retirement or other taxable disposition of Notes (unless the Notes are held in connection with certain trades or businesses), less certain deductions. U.S. holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Notes.
Tax Shelter Reporting Regulations.   Under applicable Treasury Regulations, if a U.S. holder recognizes a loss with respect to the Notes or shares of our common stock of $2 million or more for a non-corporate U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of taxable years), the U.S. holder may be required to file with the IRS a disclosure statement on IRS Form 8886. Direct U.S. holders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. holders of the Notes or our common stock should consult their own tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.
Taxation of Non-U.S. Holders.   Except as provided below under “Information Reporting and Backup Witholding” and “FATCA Withholding on Payments to Certain Foreign Entities,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or stated interest on a Note provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S., (ii) the non-U.S. holder is not a controlled foreign corporation, or CFC, related to the Company through stock ownership, (iii) in the case of interest income, the recipient is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power or value of all classes of stock of the Company, and (v) (A) the non-U.S. holder provides a statement on an IRS Form W-8BEN, Form W-8BEN-E or other applicable U.S. nonresident withholding tax certification form signed under penalties of perjury that includes its name and address and certifies that it is not a United States person for U.S. federal income tax purposes in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder, or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (i.e., a “financial institution”) and holds a Note certifies to us under penalties of perjury that either it or another financial institution has received the required statement from the non-U.S. holder certifying that it is a non-U.S. person and furnishes us with a copy of the statement.
A non-U.S. holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding on payments of interest on the Notes at a rate of 30% unless (i) the income is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

In the case of a non-U.S. holder that is classified as a corporation and that receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to a U.S. trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the U.S. has an income tax treaty.
To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS U.S. nonresident withholding tax certification form signed under penalties of perjury to the applicable withholding agent. These forms may be required to be periodically updated. Also, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.
Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption or retirement of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder (and, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder). Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.
A Note that is held by an individual who, at the time of death, is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.
Information Reporting and Backup Withholding.   A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at a rate of 28% on, and to information reporting requirements with respect to, payments of principal or interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply.
If you are a non-U.S. holder, generally, the applicable withholding agent must report to the IRS and to you payments of interest on a Note and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. In general, backup withholding will not apply to payments of interest on your Note if you have provided to the applicable withholding agent the required certification that you are not a U.S. person and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person. Information reporting and, depending on the circumstances, backup withholding will apply to payment to you of the proceeds of a sale or other disposition (including a retirement or redemption) of your Notes within the U.S. or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are not a U.S. person or you otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person.
In addition, payments of the proceeds from the sale of a Note to or through a non-U.S. office of a broker or the non-U.S. office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a U.S. person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a CFC, a foreign partnership that is either engaged in a trade or business within the

U.S. or whose U.S. resident partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a non-U.S. person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the U.S., or a U.S. branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s non-U.S. status and the broker, custodian, nominee, or other dealer has no actual knowledge or reason to know to the contrary.
You should consult your tax advisor regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is timely furnished to the IRS.
FATCA Withholding on Payments to Certain Foreign Entities.   The FATCA provisions of the Code as well as Treasury Regulations and other IRS administrative guidance promulgated thereunder, when applicable, generally impose a U.S. federal withholding tax of 30% on interest earned in respect of a debt instrument, (“withholdable payments”), which includes the Notes, to certain non-U.S. entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply or is not deemed compliant with certain certification and information reporting requirements that are in addition to the requirement to provide an applicable U.S. nonresident withholding tax certification form, as discussed above. FATCA withholding taxes generally apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from withholding taxes pursuant to an applicable tax treaty with the U.S. or under U.S. domestic law. If FATCA withholding taxes are imposed with respect to any payments of interest made or deemed made under the Notes, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS in order to obtain the benefit of such exemption or reduction, if any. Holders of or prospective holders of the Notes may be required to provide additional information as specified in the Second Supplemental Indenture to enable the applicable withholding agent to determine whether withholding is required. Prospective holders of the Notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.
The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

UNDERWRITING
We are offering the Notes described in this prospectus supplement and the accompanying prospectus through a number of underwriters. Keefe, Bruyette & Woods, Inc. is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly to purchase, the aggregate principal amount of Notes listed next to its name in the following table:
Underwriters	Principal Amount
Keefe, Bruyette & Woods, Inc.	$32,500,000
Oppenheimer & Co. Inc.	12,500,000
B. Riley Securities, Inc.	3,000,000
Maxim Group LLC	2,000,000
Total	$50,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We expect that delivery of the Notes will be made against payment therefore on or about March 30, 2021.
The underwriters have agreed to purchase the Notes from us at 97% of the aggregate principal amount of the Notes, which will result in aggregate proceeds to us of $48,500,000, assuming no exercise of the underwriters’ overallotment option, and before deducting expenses payable by us, and $55,775,000, assuming full exercise of the underwriters’ overallotment option. The underwriters propose to offer the Notes at the public offering price on the cover page of this prospectus and to selling group members at the price less a selling concession of $0.50 per Note.
We estimate expenses payable by us in connection with this offering will be approximately $250,000.
New Listing of Notes
The Notes are a new issue of securities with no established trading market. We intend to list the Notes on The New York Stock Exchange within 30 days of the closing of this offering and will use commercially reasonable efforts to maintain this listing. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the Notes.
We have been advised by certain underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. Such underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of such underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Overallotment Option
The underwriters have an option to buy up to an additional $7,500,000 aggregate principal amount of the Notes from us to cover sales of Notes by the underwriters which exceed the amount of Notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any Notes are purchased with this overallotment option, the underwriters will purchase Notes in approximately the same proportion as shown in the table above. If any additional Notes are purchased, the underwriters will offer the additional Notes on the same terms as those on which all Notes are being offered. We are responsible for the payment of any interest that the Notes subject to this overallotment option accrue between the date of this offering and the underwriters’ exercise of the overallotment option.
No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 90 days after the date of this prospectus supplement without first obtaining the written consent of Keefe, Bruyette & Woods, Inc. This consent may be given at any time without public notice.
Price Stabilizations and Short Positions
In connection with this offering the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment syndicate covering transactions and stabilizing transactions. Overallotment involves sales by the underwriters of Notes in excess of the number of securities required to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ overallotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the overallotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. The underwriters may also make “naked” short sales, or sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while the offering is in progress for the purpose of fixing or maintaining the price of the securities.
The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.
Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.
In connection with this offering, the underwriters may engage in passive market making transactions in our securities on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of securities and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Additional Underwriter Relationships
Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation.
Sales Outside the United States
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Each of the underwriters may arrange to sell the Notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.
Electronic Delivery
The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of Notes for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
We and our Advisor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The principal business address of Keefe, Bruyette & Woods, Inc. is 787 7th Avenue, 4th Floor, New York, New York 10019.

LEGAL MATTERS
Certain legal matters regarding the Notes offered by this prospectus supplement will be passed upon for us by Dechert LLP. Certain legal matters in connection with the Notes offered hereby will be passed upon for the underwriters by Ropes & Gray LLP.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of Horizon Technology Finance Corporation as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 incorporated in this Prospectus by reference from the Horizon Technology Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports.
INCORPORATION BY REFERENCE
We incorporate by reference in this prospectus supplement the documents listed below and any future reports and other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities (such reports and other documents deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents); provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K, or other information “furnished” to the SEC pursuant to the Exchange Act will not be incorporated by reference into this prospectus supplement:
•
our Annual Report on Form 10-K for fiscal year ended December 31, 2020, filed with the SEC on March 2, 2021; and

•
our Current Reports on Form 8-K, filed with the SEC on January 13, 2021 and March 2, 2021.

Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus.
To obtain copies of these filings, see “Available Information” in this prospectus supplement.
AVAILABLE INFORMATION
We have filed with the SEC a universal shelf registration statement, of which this prospectus supplement forms a part, on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. We maintain a website at www.horizontechfinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. This information is also available, free of charge, by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, Attention: Investor Relations, or by calling us collect at (860) 676-8654. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

$250,000,000
Horizon Technology Finance Corporation
Common Stock
Preferred Stock
Subscription Rights
Debt Securities
Warrants
We are a non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We make secured debt investments to development-stage companies in the technology, life science, healthcare information and services and cleantech industries.
We may offer, from time to time, in one or more offerings or series, together or separately, up to $250,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities.”
We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock or warrants or rights to acquire such common stock hereunder, the offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with the exercise of certain warrants, options or rights whose issuance has been approved by our stockholders at an exercise or conversion price not less than the market value of our common stock at the date of issuance (or, if no such market value exists, the net asset value per share of our common stock as of such date); (2) to the extent such an offer or sale is approved by our stockholders and by our board of directors (our “Board”); or (3) under such other circumstances as may be permitted under the 1940 Act or by the Securities and Exchange Commission (the “SEC”).
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “HRZN”. In addition, our 6.25% Notes due 2022 trade on the New York Stock Exchange under the ticker symbol “HTFA”. On June 19, 2019, the last reported sale price of a share of our common stock on Nasdaq was $11.69. The net asset value per share of our common stock at March 31, 2019 (the last date prior to the date of this prospectus on which we determined net asset value) was $11.55.
Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. If our shares trade at a discount to net asset value, it may increase the risk of loss for purchasers in this public offering.
This prospectus describes some of the general terms that may apply an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference, before buying any of the securities being offered. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at www.horizontechfinance.com and intend to make all of the foregoing information available, free of charge, on or through our website. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, or by calling us collect at (860) 676-8654. The SEC maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus or any supplement to this prospectus, and you should not consider information contained on our website to be part of this prospectus or any supplement hereto.
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 11, 2019

You should rely only on the information contained in this prospectus or any accompanying supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate. You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition and prospects may have changed since that date. We will update this prospectus to reflect material changes to the information contained herein.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, using the “shelf” registration process. Under this shelf registration process, we may offer, from time to time, up to $250,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on terms to be determined at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus. or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, you should carefully read both this prospectus and the applicable prospectus supplement and any related free writing prospectus, together with the additional information described in the section titled “Available Information.”
This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.
This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”
You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.
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PROSPECTUS SUMMARY
This summary highlights information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Before making your investment decision, you should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part.
Except where the context suggests otherwise, the terms “we,” “us,” “our” and “Company” refer to our predecessor Compass Horizon Funding Company, LLC and its consolidated subsidiary prior to our initial public offering, or IPO, and to Horizon Technology Finance Corporation and its consolidated subsidiaries after the IPO. The terms our “Advisor” and our “Administrator” refer to Horizon Technology Finance Management, LLC, a Delaware limited liability company, and, where the context requires, Horizon Technology Finance, LLC, or “HTF”, our Advisor’s predecessor.
Our company
We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and cleantech industries, which we refer to collectively as our “Target Industries.” Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital backed companies in our Target Industries, which we refer to as “Venture Lending.” We also selectively provide Venture Loans to publicly traded companies in our Target Industries. Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or “Senior Term Loans.” Venture Lending is typically characterized by (1) the making of a secured debt investment after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (2) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (3) the relatively rapid amortization of the Venture Loan and (4) the lender’s receipt of warrants or other success fees with the making of the Venture Loan.
We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance a portion of our investments through borrowings. On March 23, 2018, the Small Business Credit Availability Act, or SBCAA, amended Section 61(a) of the 1940 Act to add Section 61(a)(2) which enables BDCs to reduce their asset coverage requirements from 200% to 150%. This provision permits a BDC to double the maximum amount of leverage that it is permitted to incur, so long as the BDC meets certain disclosure requirements and obtains certain approvals. As defined in the 1940 Act, asset coverage of 150% means that for every $100 of net assets a BDC holds, it may raise up to $200 from borrowing and issuing senior securities. We received approval from our stockholders to reduce our asset coverage requirement from 200% to 150% on October 30, 2018. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. As a RIC, we generally do not have to pay corporate-level federal income taxes on our investment company taxable income and our net capital gain that we distribute to our stockholders as long as we meet certain source-of-income, distribution, asset diversification and other requirements.
We are externally managed and advised by our Advisor. Our Advisor manages our day-to-day operations and also provides all administrative services necessary for us to operate.

Our advisor
Our investment activities are managed by our Advisor, and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation of our Advisor, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.
Our Advisor is led by five senior managers including Robert D. Pomeroy, Jr., our Chief Executive Officer, Gerald A. Michaud, our President, Daniel R. Trolio, our Senior Vice President and Chief Financial Officer, John C. Bombara, our Senior Vice President, General Counsel and Chief Compliance Officer, and Daniel S. Devorsetz, our Senior Vice President and Chief Investment Officer.
Our strategy
Our investment objective is to maximize our investment portfolio’s total return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such loans. To further implement our business strategy, we expect our Advisor to continue to employ the following core strategies:
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Structured investments in the venture capital and private and public equity markets.   We make loans to development-stage companies within our Target Industries typically in the form of secured loans. The secured debt structure provides a lower risk strategy, as compared to equity or unsecured debt investments, to participate in the emerging technology markets because the debt structures we typically utilize provide collateral against the downside risk of loss, provide return of capital in a much shorter timeframe through current-pay interest and amortization of principal and have a senior position to equity in the borrower’s capital structure in the case of insolvency, wind down or bankruptcy. Unlike venture capital and private equity investments, our investment returns and return of our capital do not require equity investment exits such as mergers and acquisitions or IPOs. Instead, we receive returns on our debt investments primarily through regularly scheduled payments of principal and interest and, if necessary, liquidation of the collateral supporting the debt investment upon a default. Only the potential gains from warrants depend upon equity investment exits.

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“Enterprise value” lending.   We and our Advisor take an enterprise value approach to structuring and underwriting loans. Enterprise value includes the implied valuation based upon recent equity capital invested as well as the intrinsic value of the applicable portfolio company’s particular technology, service or customer base. We secure our lien position against the enterprise value of each portfolio company.

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Creative products with attractive risk-adjusted pricing.   Each of our existing and prospective portfolio companies has its own unique funding needs for the capital provided from the proceeds of our Venture Loans. These funding needs include funds for additional development “runways”, funds to hire or retain sales staff or funds to invest in research and development in order to reach important technical milestones in advance of raising additional equity. Our loans include current-pay interest, commitment fees, end-of-term payments, or ETPs, pre-payment fees, success fees and non-utilization fees. We believe we have developed pricing tools, structuring techniques and valuation metrics that satisfy our portfolio companies’ financing requirements while mitigating risk and maximizing returns on our investments.

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Opportunity for enhanced returns.   To enhance our debt investment portfolio returns, in addition to interest and fees, we frequently obtain warrants to purchase the equity of our portfolio companies as additional consideration for making debt investments. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies has allowed us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate higher returns for our investors.
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Direct origination.   We originate transactions directly with technology, life science, healthcare information and services and cleantech companies. These transactions are referred to our Advisor from a number of sources, including referrals from, or direct solicitation of, venture capital and private equity firms, portfolio company management teams, legal firms, accounting firms, investment banks and other lenders that represent companies within our Target Industries. Our Advisor has been the sole or lead originator in substantially all transactions in which the funds it manages have invested.

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Disciplined and balanced underwriting and portfolio management.   We use a disciplined underwriting process that includes obtaining information validation from multiple sources, extensive knowledge of our Target Industries, comparable industry valuation metrics and sophisticated financial analysis related to development-stage companies. Our Advisor’s due diligence on investment prospects includes obtaining and evaluating information on the prospective portfolio company’s technology, market opportunity, management team, fund raising history, investor support, valuation considerations, financial condition and projections. We seek to balance our investment portfolio to reduce the risk of down market cycles associated with any particular industry or sector, development-stage or geographic area by quarterly reviewing each criteria and, in the event there is an overconcentration, seeking investment opportunities to reduce such overconcentration. Our Advisor employs a “hands on” approach to portfolio management requiring private portfolio companies to provide monthly financial information and to participate in regular updates on performance and future plans. For public companies, our Advisor typically relies on publicly reported quarterly financials.

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Use of leverage.   We use leverage to increase returns on equity through our revolving credit facility, or the Key Facility, provided by KeyBank National Association, or Key, and through our unsecured 6.25% notes due 2022, or the 2022 Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources” in our most recently filed Annual Report on Form 10-K for additional information about our use of leverage. In addition, we may issue additional debt securities or preferred stock in one or more series in the future, the specific terms of which will be described in the particular prospectus supplement relating to that series. See “Description of Debt Securities That We May Issue” and “Description of Preferred Stock That We May Issue” for additional information about the debt securities or preferred stock we may issue.

Market opportunity
We focus our investments primarily in four key industries of the emerging technology market: technology, life science, healthcare information and services and cleantech. The technology sectors we focus on include communications, networking, data storage, software, cloud computing, semiconductor, internet and media and consumer-related technologies. The life science sectors we focus on include biotechnology, drug discovery, drug delivery, bioinformatics and medical devices. The healthcare information and services sectors we focus on include diagnostics, electronic medical record services and software and other healthcare related services and technologies that improve efficiency and quality of administered healthcare. The cleantech sectors we focus on include alternative energy, power management, energy efficiency, green building materials and waste recycling. We refer to all of these companies as “technology-related” companies because the companies are developing or offering goods and services to businesses and consumers which utilize scientific knowledge, including techniques, skills, methods, devices and processes, to solve problems. We intend, under normal market conditions, to invest at least 80% of the value of our total assets in such companies.

We believe that Venture Lending has the potential to achieve enhanced returns that are attractive notwithstanding the high degree of risk associated with lending to development-stage companies. Potential benefits include:
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interest rates that typically exceed rates that would be available to portfolio companies if they could borrow in traditional commercial financing transactions;

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the debt investment support provided by cash proceeds from equity capital invested by venture capital and private equity firms or access to public equity markets to access capital;

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relatively rapid amortization of principal;

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senior ranking to equity and collateralization of debt investments to minimize potential loss of capital; and

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potential equity appreciation through warrants.

We believe that Venture Lending also provides an attractive financing source for portfolio companies, their management teams and their equity capital investors, as it:
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is typically less dilutive to the equity holders than additional equity financing;

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extends the time period during which a portfolio company can operate before seeking additional equity capital or pursuing a sale transaction or other liquidity event; and

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allows portfolio companies to better match cash sources with uses.

Competitive strengths
We believe that we, together with our Advisor, possess significant competitive strengths, which include the following:
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Consistently execute commitments and close transactions.   Our Advisor and its senior management and investment professionals have an extensive track record of originating, underwriting and managing Venture Loans. Our Advisor and its predecessor have directly originated, underwritten and managed Venture Loans with an aggregate original principal amount over $1.5 billion to more than 235 companies since operations commenced in 2004.

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Robust direct origination capabilities.   Our Advisor has significant experience originating Venture Loans in our Target Industries. This experience has given our Advisor a deep knowledge of our Target Industries and an extensive base of transaction sources and references.

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Highly experienced and cohesive management team.   Our Advisor’s senior management team of experienced professionals has been together since our inception. This consistency allows companies, their management teams and their investors to rely on consistent and predictable service, loan products and terms and underwriting standards.

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Relationships with venture capital and private equity investors.   Our Advisor has developed strong relationships with venture capital and private equity firms and their partners.

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Well-known brand name.   Our Advisor has originated Venture Loans to more than 235 companies in our Target Industries under the “Horizon Technology Finance” brand.

Our portfolio
From the commencement of operations of Compass Horizon on March 4, 2008 through March 31, 2019, we funded 171 portfolio companies and invested $1.1 billion in debt investments. As of March 31, 2019, our debt investment portfolio consisted of 35 debt investments with an aggregate fair value of $235.3 million. As of March 31, 2019, 100.0%, or $235.3 million, of our debt investment portfolio at fair value consisted of Senior Term Loans. As of March 31, 2019, our net assets were $156.4 million, and all of our debt investments were secured by all or a portion of the tangible and intangible assets of the applicable portfolio company. The debt investments in our portfolio are generally not rated by any rating agency. If the individual debt investments in our portfolio were rated, they would be rated below “investment grade”. Debt investments that are unrated or rated below investment grade are sometimes referred to as “junk bonds” and have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

For the three months ended March 31, 2019, our dollar-weighted annualized yield on average debt investments (excluding any yield from warrants, equity, other investments and Horizon Secured Loan Fund I LLC, or HSLFI, a joint venture formed with Arena Sunset SPV, LLC, or Arena) was 14.4%. We calculate the dollar-weighted yield on average debt investments for any period as (1) total investment income (excluding income from HSLFI) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.
For the three months ended March 31, 2019, our investment portfolio (including any yield from warrants, equity, other investments and HSLFI) had an overall total yield of 13.1%. We calculate the dollar-weighted yield on average investments for any period as (1) total investment income during the period divided by (2) the average of the fair value of investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average investments is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.
As of March 31, 2019, our debt investments had a dollar-weighted average term of 47 months from inception and a dollar-weighted average remaining term of 35 months. As of March 31, 2019, substantially all of our debt investments had an original committed principal amount of between $3 million and $20 million, repayment terms of between 10 and 60 months and bore current pay interest at annual interest rates of between 9% and 15%.
For the three months ended March 31, 2019, our total return based on market value was 7.5%. Total return based on market value is calculated as (x) the sum of (i) the closing sales price of our common stock on the last day of the period plus (ii) the aggregate amount of distributions paid per share during the period, less (iii) the closing sales price of our common stock on the first day of the period, divided by (y) the closing sales price of our common stock on the first day of the period.
In addition to our debt investments, as of March 31, 2019, we held warrants to purchase stock, predominantly preferred stock, in 68 portfolio companies, equity positions in eight portfolio companies and success fee arrangements in nine portfolio companies.
On June, 1 2018, we and Arena formed a joint venture, HSLFI, to make investments, either directly or indirectly through subsidiaries, primarily in the form of secured loans to development-stage companies in our Target Industries. HSLFI was formed as a Delaware limited liability company and is not consolidated by either us or Arena for financial reporting purposes. Investments held by HSLFI are measured at fair value. As of March 31, 2019, HSLFI had total assets of $30.9 million. HSLFI’s portfolio consisted of debt investments in four portfolio companies as of March 31, 2019. As of March 31, 2019, the largest investment in a single portfolio company in the HSLFI’s portfolio in aggregate principal amount was $11.3 million and the four largest investments in portfolio companies in HSLFI’s portfolio totaled $29.2 million. As of March 31, 2019, HSLFI had no investments on non-accrual status. HSLFI invests in portfolio companies in the same industries in which we may directly invest.
We invest cash or securities in portfolio companies in HSLFI in exchange for limited liability company equity interests in HSLFI. As of March 31, 2019, we and Arena each owned 50.0% of the equity interests of HSLFI. We had an original commitment to fund $25.0 million of equity interests in HSLFI. As of March 31, 2019, $11.7 million was unfunded. Our investment in HSLFI consisted of an equity contribution of $13.3 million as of March 31, 2019.
Company information
Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechfinance.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

OFFERINGS
We may offer, from time to time, up to $250,000,000 of our common stock, preferred stock, subscription rights, debt securities and/or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on terms to be determined at the time of the offering. Any debt securities, preferred stock, warrants and subscription rights offered by means of this prospectus may be convertible or exchangeable into shares of our common stock, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus.
We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.
Set forth below is additional information regarding offerings of our securities:
Use of proceeds
We intend to use the net proceeds from selling our securities to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for working capital and general corporate purposes.
Listing
Our common stock is traded on Nasdaq under the symbol “HRZN.” Our 2022 Notes trade on the New York Stock Exchange, or NYSE, under the ticker symbol “HTFA.”
Distributions
We intend to continue to pay monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our Board. Our ability to declare distributions depends on our earnings, our overall financial condition (including our liquidity position), maintenance of RIC status and such other factors as our Board may deem relevant from time to time.
To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be deemed to be a return of capital to our common stockholders for U.S. federal income tax purposes. Thus, the source of a distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.
Taxation
We have elected to be treated as a RIC. Accordingly, we generally will not incur corporate-level income taxes on any investment company taxable income determined without regard to any deductions for dividends paid and net capital gains that we distribute as dividends for U.S. federal income tax purposes to our stockholders. To maintain RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually an amount generally equal to at least 90% of our investment company taxable income, determined without regard to any deduction for dividends paid.
Leverage
We borrow funds to make additional investments. We use this practice, which is known as “leverage,” to attempt to increase returns to our stockholders, but it involves significant risks. See “Risk Factors” in our annual, quarterly and other reports filed with the SEC from time to time. With certain limited exceptions, we are only allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, after such borrowing equals at least 150%, subject to certain disclosure requirements.
Trading at a discount
Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. This risk is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our common stock will trade above, at or below net asset value.
Dividend Reinvestment Plan
We have adopted a DRIP for our stockholders. The dividend reinvestment plan is an “opt out” DRIP. As a result, distributions to our stockholders are automatically reinvested in additional shares of our common stock, unless a stockholder specifically “opts out” of the DRIP so as to receive cash distributions. Stockholders who receive distributions in the form of stock will generally be subject to the same federal, state and local tax consequences as stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan.”
Sales of common stock below net asset value
In the event we offer common stock or warrants or rights to acquire such common stock, the offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with the exercise of certain warrants, options or rights whose issuance has been approved by our stockholders at an exercise or conversion price not less than the market value of our common stock at the date of issuance (or, if no such market value exists, the net asset value per share of our common stock as of such date); (2) to the extent such an offer or sale is approved by stockholders holding a majority of our outstanding securities and our Board; or (3) under such other circumstances as may be permitted under the 1940 Act or by the SEC. For purposes of (2) above, a “majority” of outstanding securities is defined in the 1940 Act as (i) 67% or more of the voting securities present at a stockholders’ meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) 50% of our outstanding voting securities, whichever is less.
Certain anti-takeover provisions
Our certificate of incorporation and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Common Stock That We May Issue.”
Investment Management Agreement
Under an amended and restated investment management agreement, or the Investment Management Agreement, subject to the overall supervision of our Board, our Advisor manages our day-to-day operations and provides investment advisory services to us. For providing these services, our Advisor receives a base management fee from us, paid monthly in arrears, at an annual rate of 2.00% of (i) our gross assets, including any assets acquired with the proceeds of leverage less (ii) assets consisting of cash and cash equivalents. From and after October 31, 2018, the first date on which the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act applied to the Company, the base management fee is calculated at an annual rate of 2.00% of the Company’s gross assets (less cash and cash equivalents) including any assets acquired with the proceeds of leverage; provided, that, to the extent the Company’s gross assets (less cash and cash equivalents) exceed $250 million, the base management fee on the amount of such excess over $250 million is calculated at an annual rate of 1.60% of the Company’s gross assets (less cash and cash equivalents) including any assets acquired with the proceeds of leverage.
The Investment Management Agreement also provides that our Advisor may be entitled to an incentive fee under certain circumstances. The incentive fee has two parts, which are independent of each other, with the result that one part may be payable even if the other is not. Under the first part, subject to a “Fee Cap and Deferral Mechanism”, we pay our Advisor quarterly in arrears 20.00% of Pre-Incentive Fee Net Investment Income (as defined below) which exceeds 1.75% (7.00% annualized) of our net assets at the end of the immediately preceding calendar quarter, subject to a “catch-up” feature.
For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees received from portfolio companies) accrued during the calendar quarter, minus operating expenses for the quarter (including the base management fee, expenses payable under the Administration Agreement (as defined below), and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee).
The incentive fee on Pre-Incentive Fee Net Investment Income is subject to a fee cap and deferral mechanism which is determined based upon a look-back period of up to three years and is expensed when incurred. For this purpose, the look-back period for the incentive fee based on Pre-Incentive Fee Net Investment Income, or the Incentive Fee Look-back Period, includes the relevant calendar quarter and the 11 preceding full calendar quarters. Each quarterly incentive fee payable on Pre-Incentive Fee Net Investment Income is subject to a cap, or the Incentive Fee Cap, and a deferral mechanism through which the Advisor may recoup a portion of such deferred incentive fees, or collectively, the Incentive Fee Cap and Deferral Mechanism. The Incentive Fee Cap is equal to (a) 20.00% of Cumulative Pre-Incentive Fee Net Return (as defined below) during the Incentive Fee Look-back Period less (b) cumulative incentive fees of any kind paid to the Advisor during the Incentive Fee Look-back Period. To the extent the Incentive Fee Cap is zero or a negative value in any calendar quarter, the Company will not pay an incentive fee on Pre-Incentive Fee Net Investment Income to the Advisor in that quarter. To the extent that the payment of incentive fees on Pre-Incentive Fee Net Investment Income is limited by the Incentive Fee Cap, the payment of such fees will be deferred and paid in subsequent calendar quarters up to three years after their date of deferment, subject to certain limitations, which are set forth in the Investment Management Agreement. We only pay incentive fees on Pre-Incentive Fee Net Investment Income to the extent allowed by the Incentive Fee Cap and Deferral Mechanism. Cumulative Pre-Incentive Fee Net Return during any Incentive Fee Look-back Period means the sum of (a) Pre-Incentive Fee Net Investment Income and the base management fee for each calendar quarter during the Incentive Fee Look-back Period and (b) the sum of cumulative realized capital gains and losses, cumulative unrealized capital appreciation and cumulative unrealized capital depreciation during the applicable Incentive Fee Look-back Period.
Under the second part of the incentive fee, we pay our Advisor at the end of each calendar year 20.00% of our realized capital gains, if any, from October 28, 2010 through the end of that calendar year, computed net of all realized capital losses and all unrealized capital depreciation on a cumulative basis through the end of such year, less all previous amounts paid in respect of the capital gain incentive fee. The second part of the incentive fee is not subject to any minimum return to stockholders. The Investment Management Agreement may be terminated by either party without penalty by delivering written notice to the other party upon not more than 60 days’ written notice. See “Business — Investment Management Agreement” in our most recently filed Annual Report on Form 10-K.
Administration Agreement
We reimburse our Administrator for the allocable portion of overhead and other expenses incurred by our Administrator in performing its obligations under an administration agreement, or the Administration Agreement, including furnishing rent, the fees and expenses associated with performing compliance functions and our allocable portion of the costs of compensation and related expenses of our Chief Financial Officer and Chief Compliance Officer and their respective staffs. See “Business — Administration Agreement” in our most recently filed Annual Report on Form 10-K.
Available information
We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at www.sec.gov. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032 or by calling us at (860) 676-8654. We intend to provide much of the same information on our website at www.horizontechfinance.com. Information contained on our website is not part of this prospectus or any prospectus supplement and should not be relied upon as such.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.
Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	%(1)
Offering Expenses (as a percentage of offering price)	%(2)
Dividend Reinvestment Plan Fees	None(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)	%
Annual Expenses (as a Percentage of Net Assets Attributable to Common Stock)(4)
Base Management Fee	3.97%(5)
Incentive Fee Payable Under the Investment Management Agreement	2.23%(6)
Interest Payments on Borrowed Funds	5.62%(7)
Other Expenses (estimated for the current fiscal year)	1.88%(8)
Acquired Fund Fees and Expenses	0.68%(9)
Total Annual Expenses (estimated)	14.38%(5)(10)

(1)
In the event that securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.

(2)
In the event that we conduct an offering of any of our securities, a corresponding prospectus supplement will disclose the estimated offering expenses because they will be ultimately borne by the stockholders.

(3)
The expenses associated with the DRIP are included in “Other Expenses” in the table. See “Dividend Reinvestment Plan.”

(4)
Net Assets Attributable to Common Stock equal estimated average net assets for the next twelve months and is based on our net assets at March 31, 2019.

(5)
Our base management fee under the Investment Management Agreement is based on our gross assets, less cash and cash equivalents, which includes assets acquired using leverage, including any leverage incurred under this prospectus, and is payable monthly in arrears. The management fee referenced in the table above is based on our gross assets, less cash and cash equivalents, of $273 million as of March 31, 2019 and includes $13 million of assets estimated to be acquired over the next twelve months using leverage, which management estimates will be in the amount of $13 million. See “Business — Investment Management Agreement” in our most recently filed Annual Report on Form 10-K.

(6)
Our incentive fee payable under the Investment Management Agreement consists of two parts:

The first part, which is payable quarterly in arrears, subject to a Fee Cap and Deferral Mechanism, equals 20.00% of the excess, if any, of our Pre-Incentive Fee Net Investment Income over a 1.75% quarterly (7.00% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our Advisor receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.1875% quarterly (8.75% annualized). The effect of this provision is that, if Pre-Incentive Fee Net Investment

Income exceeds 2.1875% in any calendar quarter, our Advisor will receive 20.00% of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash.
The second part of the incentive fee equals 20.00% of our Incentive Fee Capital Gains, if any. Incentive Fee Capital Gains are our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date). For a more detailed discussion of the calculation of this fee, see “Investment Management and Administration Agreements — Investment Management Agreement.”
The incentive payable to our Advisor represents our estimated annual expense incurred under the first part of the incentive fee payable under the Investment Management Agreement over the next twelve months. As of March 31, 2019, our cumulative realized capital gains and unrealized capital appreciation did not exceed our cumulative realized capital losses and unrealized capital depreciation. Given our strategy of investing primarily in Venture Loans, which are fixed-income assets, we believe it is unlikely that our cumulative realized capital gains and unrealized capital appreciation will exceed our cumulative realized capital losses and unrealized capital depreciation in the next twelve months. Consequently, we do not expect to incur any Incentive Fee Capital Gains during the next twelve months. As we cannot predict the occurrence of any capital gains from the portfolio, we have assumed no Incentive Fee Capital Gains.
(7)
Interest payments on borrowed funds represent our estimated annual interest payments on borrowed funds based on current debt levels as adjusted for projected increases in debt levels over the next twelve months. We may issue additional debt securities pursuant to this registration statement. In the event we were to issue additional debt securities, our borrowing costs, and correspondingly our total annual expenses, including, in the case of such preferred stock, our base management fee as a percentage of our net assets attributable to common stock, would increase.

(8)
“Other Expenses” includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “Business — Administration Agreement” in our most recently filed Annual Report on Form 10-K. “Other Expenses” also includes the ongoing administrative expenses to the independent accountants and legal counsel of the Company and compensation of independent directors and are based on estimated amounts to be incurred during the current fiscal year.

(9)
Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Section 3(c)(1) and 3(c)(7) of the 1940 Act, or Acquired Funds, in which we invest.

Specifically, our stockholders indirectly bear the expenses of our investment in Horizon Secured Loan Fund I, or HSLFI. No management fee is paid by HSLFI. Included in the expenses indirectly borne by our investment is HSLFI are interest expense, professional fees, as well as bank and custody fees. Future fees and expenses for Acquired Funds, including HSLFI, may be substantially higher or lower because certain fees and expenses are based on performance of such Acquired Funds, which may fluctuate over time.
(10)
“Total Annual Expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and after taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will restate this example to reflect the applicable sales load and estimated offering expenses.
	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$137	$374	$568	$915
The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown.
While the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Management Agreement is unlikely to be significant assuming a 5% annual return and is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our distributions to our common stockholders and our expenses would likely be higher.
The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock assuming a 5% annual return derived entirely from capital gains.
	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (assumes return from only realized capital gains and thus subject to the capital gains incentive fee)	$126	$348	$536	$886
See “Business — Investment Management Agreement” in our most recently filed Annual Report on Form 10-K for additional information regarding the calculation of incentive fees.
In addition, while the examples assume reinvestment of all dividends and other distributions at net asset value, or NAV, participants in our DRIP receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. This price may be at, above or below NAV. See “Dividend Reinvestment Plan” for additional information regarding our DRIP.

Risk Factors
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. This could cause our net asset value and trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, may contain forward-looking statements, including statements regarding our future financial condition, business strategy, and plans and objectives of management for future operations. All statements other than statements of historical facts, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus may include statements as to:
•
our future operating results, including the performance of our existing debt investments, warrants and other investments;

•
the introduction, withdrawal, success and timing of business initiatives and strategies;

•
changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•
the relative and absolute investment performance and operations of our Advisor;

•
the impact of increased competition;

•
the impact of investments we intend to make and future acquisitions and divestitures;

•
the unfavorable resolution of legal proceedings;

•
our business prospects and the prospects of our portfolio companies;

•
the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•
our regulatory structure and tax status;

•
our ability to qualify and maintain qualification as a RIC and as a BDC;

•
the adequacy of our cash resources and working capital;

•
the timing of cash flows, if any, from the operations of our portfolio companies;

•
the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;

•
the ability of our portfolio companies to achieve their objective;

•
the impact of legislative and regulatory actions and reforms and regulatory supervisory or enforcement actions of government agencies relating to us or our Advisor;

•
the impact of the SBCAA on our operations and the BDC industry;

•
our contractual arrangements and relationships with third parties;

•
our ability to access capital and any future financings by us;

•
the ability of our Advisor to attract and retain highly talented professionals;

•
the impact of changes to tax legislation and, generally, our tax position; and

•
our ability to fund unfunded commitments, including revolver commitments.

In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions, although not all forward-looking statements include these words or expressions. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus involve risks and uncertainties. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•
an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•
a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•
interest rate volatility could adversely affect our results, particularly given that we use leverage as part of our investment strategy;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•
the risks, uncertainties and other factors we identify in “Risk Factors” in our most recent Annual Report on Form 10-K and elsewhere contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus.

Discussions containing these forward-looking statements may be found in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering and in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the applicable date of this prospectus, free writing prospectus and documents incorporated by reference into this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements.

USE OF PROCEEDS
Unless otherwise specified in any applicable prospectus supplement or in any free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of our securities for investment in portfolio companies in accordance with our investment objective and strategies and for working capital and general corporate purposes. We may also use a portion of the net proceeds from the sale of our securities to repay amounts outstanding under the Key Facility, which bore an annual interest rate of 5.74% (i.e., one-month LIBOR plus 3.25% per annum, with a LIBOR floor of 0.75%) as of March 31, 2019. We may request advances under the Key Facility until April 6, 2021 and all outstanding advances are due and payable on April 6, 2023. We may also use a portion of the net proceeds to redeem the 2022 Notes after they are subject to optional redemption in September 2019. The 2022 Notes bear interest at an annual rate of 6.25% and otherwise mature on September 15, 2022. We estimate that it will take up to six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurances that we will be able to achieve this goal.
Pending such use, we will invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. See “Business — Regulation — Temporary Investments” in our most recently filed Annual Report on Form 10-K for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

COMMON STOCK AND DISTRIBUTIONS
Our common stock is traded on Nasdaq, under the symbol “HRZN.” The last reported price for our common stock on June 19, 2019 was $11.69 per share. which represented a 1% premium to NAV per share. As of June 19, 2019 we had 16 stockholders of record, which did not include stockholders for whom shares are held in nominee or “street” name.
Shares of BDCs may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.
Issuer Purchases of Equity Securities
On April 26, 2019, our Board extended a previously authorized stock repurchase plan which allows us to repurchase up to $5.0 million of our outstanding common stock. Unless extended by our Board, the repurchase program will expire on the earlier of June 30, 2020 and the repurchase of $5.0 million of common stock. During the quarter ended December 31, 2018, we did not repurchase any shares of our common stock. During the three months ended March 31, 2019, we did not repurchase any shares of our common stock. From the inception of the stock repurchase program through March 31, 2019, we repurchased 167,465 shares of our common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.
Any shares repurchased by us may have the effect of maintaining the market price of our common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. In addition, as any shares repurchased pursuant to the stock repurchase plan will be purchased at a price below the NAV per share as reported in our most recent financial statements, share repurchases may have the effect of increasing our NAV per share.
Distributions
We intend to continue making monthly distributions to our stockholders. The timing and amount of our monthly distributions, if any, is determined by our Board. Any distributions to our stockholders are declared out of assets legally available for distribution. We monitor available net investment income to determine if a tax return of capital may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be considered a return of capital to our common stockholders for U.S. federal income tax purposes. Thus, the source of distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.
In order to qualify to be subject to tax as a RIC, we must meet certain source-of-income, asset diversification and annual distribution requirements. Generally, in order to qualify as a RIC, we must derive at least 90% of our gross income during each tax year from dividends, interest, payments with respect to certain securities, loans, gains from the sale or other disposition of stock, securities or foreign currencies, or other income derived with respect to our business of investing in stock or other securities. We must also meet certain asset diversification requirements at the end of each quarter of each tax year. Failure to meet these diversification requirements on the last day of a quarter may result in us having to dispose of certain investments quickly in order to prevent the loss of RIC status. Any such dispositions could be made at disadvantageous prices or times, and may cause us to incur substantial losses.
In addition, in order to be eligible for the special tax treatment accorded to RICs and to avoid the imposition of corporate level tax on the income and gains we distribute to our stockholders, each tax year we are required under the Code to distribute as dividends of an amount generally at least 90% of our investment company taxable income, determined without regard to any deduction for dividends paid to our stockholders. We refer to such amount as the Annual Distribution Requirement. Additionally, we must distribute, in respect of each calendar year, dividends of an amount generally at least equal to the sum of

98% of our calendar year net ordinary income (taking into account certain deferrals and elections); 98.2% of our capital gain net income (adjusted for certain ordinary losses) for the one year period ending on October 31 of such calendar year; and any net ordinary income or capital gain net income for preceding years that was not distributed during such years and on which we previously did not incur any U.S. federal income tax in order to avoid the imposition of a 4% U.S. federal excise tax. If we fail to qualify as a RIC for any reason and become subject to corporate income tax, the resulting corporate income taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. Such a failure would have a material adverse effect on us and our stockholders. In addition, we could be required to recognize unrealized gains, incur substantial taxes and interest and make substantial distributions in order to re-qualify as a RIC. We cannot assure stockholders that they will receive any distributions.
Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year distributions into the next tax year and pay a 4% U.S. federal excise tax on such undistributed income. Distributions of any such carryover taxable income must be made through a distribution declared as of the earlier of the filing date of the corporate income tax return related to the tax year in which such taxable income was generated or the 15th day of the ninth month following the end of such tax year, in order to count towards the satisfaction of the Annual Distribution Requirement for the tax year in which such taxable income was generated. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we may be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Material U.S. Federal Income Tax Considerations.”
We have adopted an “opt out” DRIP for our common stockholders. As a result, if we make a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the DRIP. If a stockholder opts out, that stockholder receives cash distributions. Although distributions paid in the form of additional shares of common stock are generally subject to U.S. federal, state and local taxes, stockholders participating in our DRIP do not receive any corresponding cash distributions with which to pay any such applicable taxes. We may use newly issued shares to implement the DRIP, or we may purchase shares in the open market in connection with our obligations under the DRIP.

RATIO OF EARNINGS TO FIXED CHARGES
For the three months ended March 31, 2019 and the years ended December 31, 2018, 2017, 2016, 2015 and 2014, our ratios of earnings to fixed charges, computed as set forth below, were as follows:
	For the Three Months Ended March 31,	For the Year Ended December 31,
	2019	2018	2017	2016	2015	2014
Earnings to Fixed Charges(1)	2.5	3.1	2.9	0.1	3.1	2.8
For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense and fixed charges. Fixed charges include interest expense, which includes amortization of debt issuance costs and non-use fees.

(1)
Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period.

Excluding the net unrealized gains or losses, the earnings to fixed charges ratio would be 3.1 for the three months ended March 31, 2019, 3.3 for the year ended December 31, 2018, (0.7) for the year ended December 31, 2017, 2.6 for the year ended December 31, 2016, 3.1 for the year ended December 31, 2015 and 1.8 for the year ended December 31, 2014.
Excluding the net realized and unrealized gains or losses, the earnings to fixed charges ratio would be 2.6 for the three months ended March 31, 2019, 3.2 for the year ended December 31, 2018, 3.4 for the year ended December 31, 2017, 3.9 for the year ended December 31, 2016, 3.4 for the year ended December 31, 2015 and 2.2 for the year ended December 31, 2014.

SENIOR SECURITIES
Information about our senior securities is shown in the following table as of March 31, 2019 and December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010. The information as of December 31, 2018, 2017, 2016, 2015 and 2014 was included in or derived from our consolidated financial statements for the year ended December 31, 2018, which were audited by RSM US LLP, our independent registered public accounting firm. This information about our senior securities should be read in conjunction with our audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidation Preference per Unit(3)	Average Market Value per Unit(4)
	(in thousands, except unit data)
Credit facilities
2019 (as of March 31)	$95,500	$3,029	—	N/A
2018	$90,500	$2,896	—	N/A
2017	$58,000	$3,973	—	N/A
2016	$63,000	$3,733	—	N/A
2015	$68,000	$4,048	—	N/A
2014	$10,000	$22,000	—	N/A
2013	$10,000	$25,818	—	N/A
2012	$56,020	$4,177	—	N/A
2011	$64,571	$3,012	—	N/A
2010	$87,425	$2,455	—	N/A
2022 Notes
2019 (as of March 31)	$37,375	$7,740	—	$25.52
2018	$37,375	$7,014	—	$25.52
2017	$37,375	$6,166	—	$25.66
2019 Notes
2019 (as of March 31)	—	—	—	—
2018	—	—	—	—
2017	—	—	—	—
2016	$33,000	$7,127	—	$25.42
2015	$33,000	$8,342	—	$25.26
2014	$33,000	$6,667	—	$25.64
2013	$33,000	$7,824	—	$25.70
2012	$33,000	$7,091	—	$25.38
2013 – 1 Securitization
2019 (as of March 31)	—	—	—	N/A
2018	—	—	—	N/A
2017	—	—	—	N/A
2016	—	—	—	N/A
2015	$14,546	$18,926	—	N/A
2014	$38,753	$5,677	—	N/A
2013	$79,343	$3,254	—	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidation Preference per Unit(3)	Average Market Value per Unit(4)
	(in thousands, except unit data)
Total senior securities
2019 (as of March 31)	$132,875	$2,177	—	N/A
2018	$127,375	$2,050	—	N/A
2017	$95,375	$2,416	—	N/A
2016	$96,000	$2,450	—	N/A
2015	$115,546	$2,383	—	N/A
2014	$81,753	$2,691	—	N/A
2013	$122,343	$2,110	—	N/A
2012	$89,020	$2,629	—	N/A
2011	$64,571	$3,012	—	N/A
2010	$87,425	$2,455	—	N/A

(1)
Total amount of senior securities outstanding at the end of the period presented.

(2)
Asset coverage per unit is the ratio of the original cost less accumulated depreciation, amortization or impairment of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)
The amount which the holder of such class of senior security would be entitled upon the voluntary liquidation of the applicable issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of securities.

(4)
Not applicable to the Company’s credit facilities and $189.3 million securitization of secured loans we completed on June 28, 2013, or the 2013-1 Securitization, because such securities are not registered for public trading.

PORTFOLIO COMPANIES
The following table sets forth certain information as of March 31, 2019 for each portfolio company in which we had a debt, equity or other investment. Other than these investments, our only relationships with our portfolio companies involve the managerial assistance we may separately provide to our portfolio companies, such services being ancillary to our investments, and the board observer or participation rights we may receive in connection with our investment. We do not “control” any of our portfolio companies, each as defined in the 1940 Act. In general, under the 1940 Act, we would “control” a portfolio company if we owned more than 25% of its voting securities.
Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
Non-Affiliate Investments
Non-Affiliate Debt Investments
Non-Affiliate Debt Investments — Life Science
Celsion Corporation(2)(5)(11) 997 Lenox Drive, Suite 100 Lawrenceville, NJ 08648	Biotechnology	Term Loan (10.12% cash (Libor + 7.63%; Floor 9.63%), 4.00% ETP, Due 7/1/22)	$2,500	$2,453	$2,453
		Term Loan (10.12% cash (Libor + 7.63%; Floor 9.63%), 4.00% ETP, Due 7/1/22)	2,500	2,453	2,453
Espero BioPharma, Inc.(2)(11) 14286-19 Beach Boulevard, #270 Jacksonville, FL 32250	Biotechnology	Term Loan (12.39% cash (Libor + 9.9%; Floor 12.00%), 4.00% ETP, Due 6/30/19)	5,000	4,830	4,830
Mustang Bio, Inc.(2)(5)(11) 377 Plantation Street Worcester, MA 01605	Biotechnology	Term Loan (9.00% cash (Libor + 6.5%; Floor 9.00%), 5.00% ETP, Due 10/1/22)	5,000	4,807	4,807
		Term Loan (9.00% cash (Libor + 6.5%; Floor 9.00%), 5.00% ETP, Due 10/1/22)	5,000	4,903	4,903
		Term Loan (9.00% cash (Libor + 6.5%; Floor 9.00%), 5.00% ETP, Due 10/1/22)	5,000	4,903	4,903
Palatin Technologies, Inc.(2)(5)(11) 4-B Cedar Brook Drive Cranbury, NJ 08512	Biotechnology	Term Loan (10.99% cash (Libor + 8.50%; Floor 9.00%), 5.00% ETP, Due 8/1/19)	667	661	661
		Term Loan (10.99% cash (Libor + 8.50%; Floor 9.00%), 3.27% ETP, Due 8/1/19)	667	667	667
vTv Therapeutics Inc.(2)(5)(11) 4170 Mendenhall Oaks Parkway High Point, NC 27265	Biotechnology	Term Loan (12.49% cash (Libor + 10.00%; Floor 10.50%), 6.00% ETP, Due 5/1/20)	3,385	3,361	3,361
		Term Loan (12.49% cash (Libor + 10.00%; Floor 10.50%), 6.00% ETP, Due 10/1/20)	2,813	2,785	2,785
Titan Pharmaceuticals, Inc.(2)(5)(11) 400 Oyster Point Boulevard, Suite 505 South San Francisco, CA 94080	Drug Delivery	Term Loan (10.89% cash (Libor + 8.40%; Floor 9.50%), 5.00% ETP, Due 6/1/21)	1,600	1,506	1,506
Aerin Medical, Inc.(2)(11) 232 E. Caribbean Drive Sunnyvale, CA 94089	Medical Device	Term Loan (9.94% cash (Libor + 7.45%; Floor 8.75%), 4.00% ETP, Due 1/1/22)	4,000	3,895	3,895
		Term Loan (9.94% cash (Libor + 7.45%; Floor 8.75%), 4.00% ETP, Due 1/1/22)	3,000	2,969	2,969
		Term Loan (9.94% cash (Libor + 7.45%; Floor 8.75%), 4.00% ETP, Due 1/1/22)	3,000	2,969	2,969
Conventus Orthopaedics, Inc.(2)(11) 10200 73rd Avenue North, Suite 122 Maple Grove, MN 55369	Medical Device	Revolving Loan (10.49% cash (Libor + 8.00%; Floor 9.25%), 6.00% ETP, Due 6/1/21)	4,000	3,955	3,955
		Revolving Loan (10.49% cash (Libor + 8.00%; Floor 9.25%), 6.00% ETP, Due 6/1/21)	4,000	3,955	3,955
		Revolving Loan (10.49% cash (Libor + 8.00%; Floor 9.25%), 6.00% ETP, Due 6/1/21)	4,000	3,955	3,955
CSA Medical, Inc.(2)(11) 91 Hartwell Avenue Lexington, MA 02421	Medical Device	Term Loan (10.42% cash (Libor + 7.93%; Floor 10.00%), 5.00% ETP, Due 10/1/22)	6,000	5,775	5,775
Lantos Technologies, Inc.(2)(11) 155A New Boston Street Woburn, MA 01801	Medical Device	Term Loan (10.92% cash (Libor + 8.43%; Floor 10.00%), 10.00% ETP, Due 9/1/21)	4,000	3,604	3,604
MacuLogix, Inc.(2)(11) 1801 Oberlin Road, Suite 301 Middletown, PA 17057	Medical Device	Term Loan (10.17% cash (Libor + 7.68%; Floor 9.50%), 4.00% ETP, Due 8/1/22)	3,750	3,632	3,632
		Term Loan (10.17% cash (Libor + 7.68%; Floor 9.50%), 4.00% ETP, Due 8/1/22)	3,750	3,646	3,646
VERO Biotech LLC(2)(11) 2941 Oxbow Circle Cocoa, FL 32926	Medical Device	Term Loan (10.49% cash (Libor + 8.00%; Floor 9.25%), 5.00% ETP, Due 1/1/22)	4,000	3,954	3,954
		Term Loan (10.49% cash (Libor + 8.00%; Floor 9.25%), 5.00% ETP, Due 1/1/22)	4,000	3,954	3,954
Total Non-Affiliate Debt Investments — Life Science				79,592	79,592

Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
Non-Affiliate Debt Investments — Technology
Audacy Corporation(2)(11) 340 S. Lemon Ave. Suite 8787 Walnut, CA 91789	Communications	Term Loan (10.39% cash (Libor + 7.90%; Floor 9.50%), 5.00% ETP, Due 7/1/22)	3,143	3,092	2,492
Intelepeer Holdings, Inc.(2)(11) 177 Bovet Road, Suite 400 San Mateo, CA 94402	Communications	Term Loan (12.44% cash (Libor + 9.95%; Floor 11.25%), 3.30% ETP, Due 1/1/22)	4,000	3,929	3,929
		Term Loan (12.44% cash (Libor + 9.95%; Floor 11.25%), 2.50% ETP, Due 2/1/22)	3,000	2,941	2,941
		Term Loan (12.45% cash (Libor + 9.95%; Floor 12.45%), 2.50% ETP, Due 10/1/22)	1,073	1,053	1,053
Betabrand Corporation(2)(11) 780 Valencia Street San Francisco, CA 94110	Consumer-related Technologies	Term Loan (10.05% cash (Libor + 7.50%; Floor 10.05%), 4.50% ETP, Due 9/1/23)	4,250	4,102	4,102
		Term Loan (10.05% cash (Libor + 7.50%; Floor 10.05%), 4.50% ETP, Due 9/1/23)	4,250	4,168	4,168
Food52, Inc.(2)(11) 122 West 26th Street, 8th Floor New York, NY 10001	Consumer-related Technologies	Term Loan (10.90% cash (Libor + 8.40%; Floor 10.90%), 3.00% ETP, Due 1/1/23)	3,000	2,923	2,923
		Term Loan (10.90% cash (Libor + 8.40%; Floor 10.90%), 3.00% ETP, Due 1/1/23)	3,000	2,923	2,923
Mohawk Group Holdings, Inc.(2)(11) 37 East 18th Street, 7th Floor New York, NY 10003	Consumer-related Technologies	Term Loan (9.90% cash (Libor + 7.40%; Floor 9.90%), 4.00% ETP, Due 1/1/23)	5,000	4,892	4,892
		Term Loan (9.90% cash (Libor + 7.40%; Floor 9.90%), 4.00% ETP, Due 1/1/23)	5,000	4,892	4,892
		Term Loan (9.90% cash (Libor + 7.40%; Floor 9.90%), 4.00% ETP, Due 1/1/23)	5,000	4,892	4,892
Canara, Inc.(2)(11) 2077 Convention Center Concourse Suite 425 Atlanta, GA 30337	Data Storage	Term Loan (11.09% cash (Libor + 8.60%; Floor 11.00%), 1.00% ETP, Due 2/1/23)	5,000	4,836	4,836
		Term Loan (11.09% cash (Libor + 8.60%; Floor 11.00%), 1.00% ETP, Due 2/1/23)	5,000	4,836	4,836
Kaminario, Inc.(2)(11) 75 Second Avenue, Suite 620 Needham, MA 02494	Data Storage	Term Loan (10.89% cash (Libor + 8.40%; Floor 10.65%), 3.00% ETP, Due 1/1/23)	5,000	4,923	4,923
		Term Loan (10.89% cash (Libor + 8.40%; Floor 10.65%), 3.00% ETP, Due 1/1/23)	5,000	4,923	4,923
IgnitionOne, Inc.(2)(11) 1675 Broadway, 7th Floor New York, NY 10019	Internet and Media	Term Loan (12.72% cash (Libor + 10.23%; Floor 10.23%), 2.00% ETP, Due 4/1/22)	3,000	2,881	2,881
		Term Loan (12.72% cash (Libor + 10.23%; Floor 10.23%), 2.00% ETP, Due 4/1/22)	3,000	2,881	2,881
		Term Loan (12.72% cash (Libor + 10.23%; Floor 10.23%), 2.00% ETP, Due 4/1/22)	3,000	2,881	2,881
		Term Loan (12.72% cash (Libor + 10.23%; Floor 10.23%), 2.00% ETP, Due 4/1/22)	3,000	2,881	2,881
Jump Ramp Games, Inc.(2)(11) 307 West 38th Street, Suite 1101 New York, NY 10018	Internet and Media	Term Loan (12.22% cash (Libor + 9.73%), 3.00% ETP, Due 4/1/21)	4,000	3,964	3,964
Kixeye, Inc.(2)(11) 333 Bush Street, 19th Floor San Francisco, CA 94104	Internet and Media	Term Loan (12.09% cash (Libor + 9.60%; Floor 10.75%), 4.00% ETP, Due 5/1/21)	2,550	2,476	2,476
		Term Loan (12.09% cash (Libor + 9.60%; Floor 10.75%), 4.00% ETP, Due 5/1/21)	2,550	2,516	2,516
Verve Wireless, Inc.(2)(11) 5600 Avenida Encinas, Suite 120 Carlsbad, CA 92008	Internet and Media	Term Loan (11.29% cash (Libor + 8.80%; Floor 10.80%), 3.33% ETP, Due 9/1/21)	3,000	2,884	2,884
Zinio Holdings, LLC(2)(11) 575 Lexington Avenue, Floor 17 New York, NY 10022	Internet and Media	Term Loan (13.74% cash (Libor + 11.25%; Floor 11.75%), 8.50% ETP, Due 2/1/20)	2,800	2,791	2,791
The NanoSteel Company, Inc.(2)(11) 272 West Exchange, Suite 300 Providence, RI 02903	Materials	Term Loan (11.00% cash (Libor + 8.50%; Floor 11.00%), 4.0% ETP, Due 6/1/22)	4,250	4,190	4,190
		Term Loan (11.00% cash (Libor + 8.50%; Floor 11.00%), 4.0% ETP, Due 6/1/22)	4,250	4,190	4,190
Powerhouse Dynamics, Inc.(2)(11) 3 Bridge St. Newton, MA 02458	Power Management	Term Loan (13.19% cash (Libor + 10.70%; Floor 11.20%), 3.32% ETP, Due 9/1/19)	408	400	400
Bridge2 Solutions, LLC.(2)(11) 5900 Windward Parkway, Suite 450 Alpharetta, GA 30005	Software	Term Loan (11.74% cash (Libor + 9.25%; Floor 10.50%), 2.00% ETP, Due 11/1/21)	5,000	4,850	4,850
		Term Loan (11.74% cash (Libor + 9.25%; Floor 10.50%), 2.00% ETP, Due 11/1/21)	5,000	4,850	4,850
Education Elements, Inc.(2)(11) 999 Skyway Road San Carlos, CA 94070	Software	Term Loan (12.49% cash (Libor + 10.00%; Floor 10.50%), 4.00% ETP, Due 8/1/19)	200	197	197
New Signature US, Inc.(2)(11)(12) 901 K Street, NW, Suite 450 Washington, DC 20001	Software	Term Loan (10.99% cash (Libor + 8.50%; Floor 10.50%), 3.50% ETP, Due 7/1/22)	2,750	2,712	2,712
		Term Loan (10.99% cash (Libor + 8.50%; Floor 10.50%), 3.50% ETP, Due 2/1/23)	1,000	984	984

Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
SIGNiX, Inc.(11) 1203 Carter Street Chattanooga, TN 37402	Software	Term Loan (13.49% cash (Libor + 11.00%; Floor 11.50%), 8.67% ETP, Due 2/1/20)	1,645	1,602	1,500
xAd, Inc.(2)(11) One World Trade Center, 60th Floor New York, NY 10007	Software	Term Loan (11.19% cash (Libor + 8.70%; Floor 10.00%), 4.75% ETP, Due 11/1/21)	5,000	4,930	4,930
		Term Loan (11.19% cash (Libor + 8.70%; Floor 10.00%), 4.75% ETP, Due 11/1/21)	5,000	4,930	4,930
		Term Loan (11.19% cash (Libor + 8.70%; Floor 10.00%), 4.75% ETP, Due 11/1/21)	3,000	2,958	2,958
		Term Loan (11.19% cash (Libor + 8.70%; Floor 10.00%), 4.75% ETP, Due 11/1/21)	2,000	1,972	1,972
Total Non-Affiliate Debt Investments — Technology				124,245	123,543
Non-Affiliate Debt Investments — Healthcare information and services
Catasys, Inc.(2)(5)(11) 11601 Wilshire Blvd., Suite 1100 Los Angeles, CA 90025	Software	Term Loan (10.24% cash (Libor + 7.75%; Floor 9.75%), 6.00% ETP, Due 3/1/22)	2,500	2,480	2,480
		Term Loan (10.24% cash (Libor + 7.75%; Floor 9.75%), 6.00% ETP, Due 3/1/22)	2,500	2,480	2,480
		Term Loan (10.24% cash (Libor + 7.75%; Floor 9.75%), 6.00% ETP, Due 3/1/22)	2,500	2,479	2,479
		Revolving Loan (10.23% cash (Libor + 7.75%; Floor 9.75%), 6.00% ETP, Due 8/31/22)	2,500	2,276	2,276
HealthEdge Software, Inc.(2)(11) 30 Corporate Drive Burlington, MA 01803	Software	Term Loan (10.74% cash (Libor + 8.25%; Floor 9.25%), 3.00% ETP, Due 7/1/22)	4,643	4,593	4,593
		Term Loan (10.74% cash (Libor + 8.25%; Floor 9.25%), 3.00% ETP, Due 1/1/23)	3,750	3,707	3,707
		Term Loan (10.74% cash (Libor + 8.25%; Floor 9.25%), 3.00% ETP, Due 4/1/23)	3,750	3,704	3,704
		Term Loan (10.74% cash (Libor + 8.25%; Floor 9.25%), 3.00% ETP, Due 1/1/24)	3,750	3,699	3,699
Total Non-Affiliate Debt Investments — Healthcare information and services				25,418	25,418
Total Non-Affiliate Debt Investments				229,255	228,553
Non-Affiliate Warrant Investments
Non-Affiliate Warrants — Life Science
ACT Biotech Corporation NGN Capital 369 Lexington Avenue, 17th Floor New York, NY 10017	Biotechnology	130,872 Preferred Stock Warrants		12	—
Alpine Immune Sciences, Inc.(5)(11) 3122 Sterling Circle, Suite 200 Boulder, CO 80301	Biotechnology	4,634 Common Stock Warrants		122	—
Celsion Corporation(2)(5)(11) 997 Lenox Drive, Suite 100 Lawrenceville, NJ 08648	Biotechnology	95,465 Common Stock Warrants		79	11
Espero BioPharma, Inc.(2)(5)(11) 14286-19 Beach Boulevard, #270 Jacksonville, FL 32250	Biotechnology	1,506,937 Common Stock Warrants		185	182
Mustang Bio, Inc.(2)(5)(11) 377 Plantation Street Worcester, MA 01605	Biotechnology	288,184 Common Stock Warrants		187	187
Rocket Pharmaceuticals Corporation(5)(11) 131 Hartwell Avenue, Suite 105 Lexington, MA 02421	Biotechnology	7,051 Common Stock Warrants		17	3
Palatin Technologies, Inc.(2)(5)(11) 4-B Cedar Brook Drive Cranbury, NJ 08512	Biotechnology	608,058 Common Stock Warrants		51	139
Revance Therapeutics, Inc.(5)(11) 7555 Gateway Blvd. Newark, CA 94560	Biotechnology	34,113 Common Stock Warrants		68	86
Sample6, Inc.(2)(11) 840 Memorial Drive, 4th Floor Cambridge, MA 02139	Biotechnology	661,956 Preferred Stock Warrants		53	25
Strongbridge U.S. Inc.(2)(5)(11) 900 Northbrook Drive, Suite 200 Trevose, PA 19053	Biotechnology	160,714 Common Stock Warrants		72	433

Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
Sunesis Pharmaceuticals, Inc.(5)(11) 395 Oyster Point Blvd., Suite 400 South San Francisco, CA 94080	Biotechnology	2,050 Common Stock Warrants		5	—
vTv Therapeutics Inc.(2)(5)(11) 4170 Mendenhall Oaks Parkway High Point, NC 27265	Biotechnology	95,293 Common Stock Warrants		44	—
Titan Pharmaceuticals, Inc.(2)(5)(11) 400 Oyster Point Boulevard, Suite 505 South San Francisco, CA 94080	Drug Delivery	373,333 Common Stock Warrants		95	201
AccuVein Inc.(2)(11) 40 Goose Hill Road Cold Spring Harbor, NY 11724	Medical Device	1,174,881 Preferred Stock Warrants		24	27
Aerin Medical, Inc.(2)(11) 232 E. Caribbean Drive Sunnyvale, CA 94089	Medical Device	1,818,182 Preferred Stock Warrants		66	66
Conventus Orthopaedics, Inc.(2)(11) 10200 73rd Avenue North, Suite 122 Maple Grove, MN 55369	Medical Device	720,000 Preferred Stock Warrants		95	97
CSA Medical, Inc.(11) 91 Hartwell Avenue Lexington, MA 02421	Medical Device	745,562 Preferred Stock Warrants		89	84
Lantos Technologies, Inc.(2)(11) 155A New Boston Street Woburn, MA 01801	Medical Device	1,715,926 Common Stock Warrants		253	285
MacuLogix, Inc.(2)(11) 1801 Oberlin Road, Suite 301 Middletown, PA 17057	Medical Device	234,742 Preferred Stock Warrants		179	88
NinePoint Medical, Inc.(2)(11) One Kendall Square, Ste. B7501 Cambridge, MA 02139	Medical Device	29,102 Preferred Stock Warrants		33	6
ReShape Lifesciences Inc.(5)(11) 2800 Patton Road Saint Paul, MN 55113	Medical Device	121 Common Stock Warrants		341	—
Tryton Medical, Inc.(2)(11) 1000 Park Forty Plaza, Suite 325 Durham, NC 27713	Medical Device	122,362 Preferred Stock Warrants		15	13
VERO Biotech LLC(2)(11) 2941 Oxbow Circle Cocoa, FL 32926	Medical Device	800 Common Stock Warrants		53	329
Total Non-Affiliate Warrants — Life Science				2,138	2,262
Non-Affiliate Warrants — Technology
Audacy Corporation(2)(11) 340 S. Lemon Ave., Suite 8787 Walnut, CA 91789	Communications	1,545,575 Preferred Stock Warrants		194	—
Intelepeer Holdings, Inc.(2)(11) 177 Bovet Road, Suite 400 San Mateo, CA 94402	Communications	1,702,617 Preferred Stock Warrants		122	83
PebblePost, Inc.(2)(11) 36 Cooper Square, 4th Floor New York, NY 10003	Communications	598,850 Preferred Stock Warrants		92	156
Betabrand Corporation(2)(11) 780 Valencia St. San Francisco, CA 94110	Consumer-related Technologies	248,211 Preferred Stock Warrants		101	101
Food52, Inc.(2)(11) 122 West 26th Street, 8th Floor New York, NY 10001	Consumer-related Technologies	102,941 Preferred Stock Warrants		104	102
Gwynnie Bee, Inc.(2)(11) 43-01 22nd Street Long Island City, NY 11101	Consumer-related Technologies	268,591 Preferred Stock Warrants		68	837
Le Tote, Inc.(2)(11) 3130 20th Street, Suite 225 San Francisco, CA 94110	Consumer-related Technologies	202,974 Preferred Stock Warrants		63	366
Mohawk Group Holdings, Inc.(2)(11) 37 East 18th Street, 7th Floor New York, NY 10003	Consumer-related Technologies	300,000 Common Stock Warrants		195	190
Rhapsody International Inc.(2)(11) 701 5th Avenue, Suite 3100 Seattle, WA 98104	Consumer-related Technologies	852,273 Common Stock Warrants		164	—
Canara, Inc.(2)(11) 2077 Convention Center Concourse Suite 425 Atlanta, GA 30337	Data Storage	500,000 Preferred Stock Warrants		242	242

Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
Kaminario, Inc.(2)(11) 75 Second Avenue, Suite 620 Needham, MA 02494	Data Storage	9,981,346 Preferred Stock Warrants		124	159
IgnitionOne, Inc.(2)(11) 1675 Broadway, 7th Floor New York, NY 10019	Internet and Media	262,910 Preferred Stock Warrants		672	697
Jump Ramp Games, Inc.(2)(11) 307 West 38th Street, Suite 1101 New York, NY 10018	Internet and Media	159,766 Preferred Stock Warrants		32	1
Kixeye, Inc.(2)(11) 333 Bush Street, 19th Floor San Francisco, CA 94104	Internet and Media	791,251 Preferred Stock Warrants		75	60
Rocket Lawyer Incorporated(2)(11) 182 Howard Street, Suite #830 San Francisco, CA 94105	Internet and Media	261,721 Preferred Stock Warrants		92	75
Verve Wireless, Inc.(2)(11) 5600 Avenida Encinas, Suite 120 Carlsbad, CA 92008	Internet and Media	112,805 Common Stock Warrants		120	119
The NanoSteel Company, Inc.(2)(11) 272 West Exchange, Suite 300 Providence, RI 02903	Materials	467,277 Preferred Stock Warrants		233	561
Powerhouse Dynamics, Inc.(2)(11) 3 Bridge Street Newton, MA 02458	Power Management	348,838 Preferred Stock Warrants		33	50
Avalanche Technology, Inc.(2)(11) 43871 Fremont Boulevard, Suite 101 Fremont, CA 94538	Semiconductors	202,602 Preferred Stock Warrants		101	53
Soraa, Inc.(2)(11) 6500 Kaiser Drive Fremont, CA 94555	Semiconductors	203,616 Preferred Stock Warrants		80	423
Bridge2 Solutions, Inc.(2)(11) 5900 Windward Parkway, Suite 450 Alpharetta, GA 30005	Software	125,458 Common Stock Warrants		432	755
BSI Platform Holdings, LLC(2)(11)(12) 901 K Street, NW, Suite 450 Washington, DC 20001	Software	187,500 Preferred Stock Warrants		26	25
Clarabridge, Inc.(11) 11400 Commerce Park Drive, Suite 500 Reston, VA 20191	Software	53,486 Preferred Stock Warrants		14	105
Education Elements, Inc.(2)(11) 999 Skyway Road San Carlos, CA 94070	Software	238,121 Preferred Stock Warrants		28	23
Lotame Solutions, Inc.(2)(11) 8850 Stanford Blvd, Suite 2000 Columbus, MD 21045	Software	288,115 Preferred Stock Warrants		22	284
Metricly, Inc.(11) 12700 Sunrise Valley Drive Reston, VA 20191	Software	41,569 Common Stock Warrants		48	—
Riv Data Corp.(2)(11) 735 State Street, Suite 600 Santa Barbara, CA 93101	Software	321,428 Preferred Stock Warrants		12	254
ShopKeep.com, Inc.(2)(11) 450-460 Park Avenue South New York, NY 10016	Software	193,962 Preferred Stock Warrants		118	113
SIGNiX, Inc.(11) 1203 Carter St. Chattanooga, TN 37402	Software	133,560 Preferred Stock Warrants		225	35
Skyword, Inc.(11) 38 Chauncy Street Boston, MA 02111	Software	301,056 Preferred Stock Warrants		48	3
Sys-Tech Solutions, Inc.(2)(11) 2540 U.S. Highway 130 Cranbury, NJ 08512	Software	375,000 Preferred Stock Warrants		242	429
Weblinc Corporation(2)(11) 22 South 3rd Street Philadelphia, PA 19106	Software	195,122 Preferred Stock Warrants		42	—
xAd, Inc.(2)(11) One World Trade Center, 60th Floor New York, NY 10007	Software	4,343,350 Preferred Stock Warrants		177	248
Total Non-Affiliate Warrants — Technology				4,341	6,549

Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
Non-Affiliate Warrants — Cleantech
Renmatix, Inc.(2)(11) 600 Allendale Road King of Prussia, PA 19406	Alternative Energy	53,022 Preferred Stock Warrants		68	—
Tigo Energy, Inc.(2)(11) 420 Blossom Hill Road Los Gatos, CA 95032	Energy Efficiency	804,604 Preferred Stock Warrants		100	111
Total Non-Affiliate Warrants — Cleantech				168	111
Non-Affiliate Warrants — Healthcare information and services
LifePrint Group, Inc.(2)(11) 175 Varick Street New York, NY 10014	Diagnostics	49,000 Preferred Stock Warrants		29	2
ProterixBio, Inc.(2)(11) 75 Sidney Street Cambridge, MA 02139	Diagnostics	2,676 Common Stock Warrants		42	—
Singulex, Inc.(11) 1650 Harbor Bay Pkwy, Suite 200 Alameda, CA 94502	Other Healthcare	294,231 Preferred Stock Warrants		44	45
Verity Solutions Group, Inc.(11) 11335 NE 122nd Way, Suite 200 Kirkland, WA 98034	Other Healthcare	300,360 Preferred Stock Warrants		100	64
Watermark Medical, Inc.(2)(11) 1641 Worthington Road, Suite 320 West Palm Beach, FL 33409	Other Healthcare	27,373 Preferred Stock Warrants		74	61
Catasys, Inc.(2)(5)(11) 11601 Wilshire Blvd., Suite 1100 Los Angeles, CA 90025	Software	40,282 Common Stock Warrants		149	149
HealthEdge Software, Inc.(2)(11) 30 Corporate Drive Burlington, MA 01803	Software	205,481 Preferred Stock Warrants		83	69
Medsphere Systems Corporation(2)(11) 1903 Wright Place, Suite 120 Carlsbad, CA 92008	Software	7,097,792 Preferred Stock Warrants		60	210
Recondo Technology, Inc.(2)(11) 6312 South Fiddlers Green Circle, Suite 600 East Greenwood Village, CO 80111	Software	556,796 Preferred Stock Warrants		95	211
Total Non-Affiliate Warrants — Healthcare information and services				676	811
Total Non-Affiliate Warrants				7,323	9,733
Non-Affiliate Other Investments
Espero Pharmaceuticals, Inc.(11) 14286-19 Beach Boulevard, #270 Jacksonville, FL 32250	Biotechnology	Royalty Agreement		5,300	4,700
ZetrOZ, Inc.(11) 56 Quarry Road Trumbull, CT 06611	Medical Device	Royalty Agreement		142	700
Vette Technology, LLC(11) 14 Manchester Square, Suite 210 Portsmouth, NH 03801	Data Storage	Royalty Agreement Due 4/18/2019		4,166	20
Triple Double Holdings, LLC(11) 75 Gerber Road East South Windsor, CT 06074	Software	License Agreement		2,200	1,000
Total Non-Affiliate Other Investments				11,808	6,420
Non-Affiliate Equity
Revance Therapeutics, Inc.(5) 7555 Gateway Blvd. Newark, CA 94560	Biotechnology	5,125 Common Stock		72	81
Sunesis Pharmaceuticals, Inc.(5) 395 Oyster Point Blvd, Suite 400 South San Francisco, CA 94080	Biotechnology	13,082 Common Stock		83	16
SnagAJob.com, Inc.(11) 4851 Lake Brook Drive Glen Allen, VA 23060	Consumer-related Technologies	82,974 Common Stock		9	83
Verve Wireless, Inc.(2)(11) 5600 Avenida Encinas, Suite 120 Carlsbad, CA 92008	Internet and Media	100,598 Preferred Stock		225	225
Formetrix, Inc.(2)(11) 171 Forbes Boulevard, Suite 2000 Mansfield, MA 02048	Materials	74,286 Common Stock		74	74

Name and Address of Portfolio Company(1)(3)	Sector	Type of Investment(4)(7)(8)(9)	Principal Amount	Cost of Investments(6)	Fair Value
TruSignal, Inc.(11) 25 6th Avenue North Saint Cloud, MN 56303	Software	32,637 Common Stock		41	41
Total Non-Affiliate Equity				504	520
Total Non-Affiliate Portfolio Investment Assets				$248,890	$245,226
Non-controlled Affiliate Investments
Non-controlled Affiliate Debt Investments — Technology
Decisyon, Inc.(11) 1266 East Main Street Stamford, CT 06902	Software	Term Loan (14.798% cash (Libor + 12.308%; Floor 12.50%), 8.00% ETP, Due 12/1/20)	$1,426	$1,425	$1,423
		Term Loan (14.798% cash (Libor + 12.308%; Floor 12.50%), 8.00% ETP, Due 12/1/20)	780	747	746
		Term Loan (12.02% cash, Due 12/31/19)	250	250	250
		Term Loan (12.03% cash, Due 12/31/19)	250	250	250
		Term Loan (12.24% cash, Due 12/31/19)	750	750	748
		Term Loan (13.08% cash, Due 12/31/19)	300	300	300
		Term Loan (13.10% cash, Due 12/31/19)	200	200	200
StereoVision Imaging, Inc.(11) Gateway Metro Center 3452 East Foothill Boulevard, Suite 1125 Pasadena, CA 91107	Software	Term Loan (9.52% Cash (Libor + 7.03%; Floor 8.50%), 8.50% ETP, Due 9/1/21)(10)	3,200	2,798	2,798
Total Non-controlled Affiliate Debt Investments — Technology				6,720	6,715
Non-controlled Affiliate Warrants — Technology
Decisyon, Inc.(11) 1266 East Main Street Stamford, CT 06902	Software	82,967 Common Stock Warrants		46	—
Total Non-controlled Affiliate Warrants — Technology				46	—
Non-controlled Affiliate Equity — Technology
Decisyon, Inc.(11) 1266 East Main Street Stamford, CT 06902	Software	45,365,936 Common Stock		185	75
StereoVision Imaging, Inc.(11) Gateway Metro Center 3452 East Foothill Boulevard, Suite 1125 Pasadena, CA 91107	Software	1,943,572 Common Stock		791	791
Total Non-controlled Affiliate Equity				976	866
Total Non-controlled Affiliate Portfolio Investment Assets				$7,742	$7,581
Controlled Affiliate Investments
Controlled Affiliate Equity — Financial
Horizon Secured Loan Fund I LLC(11)(13) 312 Farmington Avenue Farmington, CT 06032	Investment funds			$13,360	$13,345
Total Controlled Affiliate Equity				13,360	13,345
Total Controlled Affiliate Portfolio Investment Assets				$13,360	$13,345
Total Portfolio Investment Assets				$269,992	$266,152

(1)
All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States.

(2)
Has been pledged as collateral under the revolving credit facility with KeyBank National Association (the “Key Facility”).

(3)
All non-affiliate investments are investments in which the Company owns less than 5% of the voting securities of the portfolio company. All non-controlled affiliate investments are investments in which the Company owns 5% or more of the voting securities of the portfolio company but not more than 25% of the voting securities of the portfolio company. All controlled affiliate investments are investments in which the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement).

(4)
All interest is payable in cash due monthly in arrears, unless otherwise indicated, and applies only to the Company’s debt investments. Interest rate is the annual interest rate on the debt investment and does not include end-of-term payments (“ETPs”), and any additional fees related to the investments, such as deferred interest, commitment fees or prepayment fees. Debt investments are at variable rates for the term of the debt investment, unless otherwise indicated. All debt investments based on the London InterBank Offered Rate (“LIBOR”) are based on one-month LIBOR. For each debt investment, the current interest rate in effect as of March 31, 2019 is provided.

(5)
Portfolio company is a public company.

(6)
For debt investments, represents principal balance less unearned income.

(7)
Warrants, Equity and Other Investments are non-income producing.

(8)
As of March 31, 2019, 4.5% of the Company’s total assets on a cost and fair value basis are in non-qualifying assets. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Company may not acquire any non-qualifying assets unless, at the time the acquisition is made, qualifying assets represent at least 70% of the Company’s total assets.

(9)
ETPs are contractual fixed-interest payments due in cash at the maturity date of the applicable debt investment, including upon any prepayment, and are a fixed percentage of the original principal balance of the debt investments unless otherwise noted. Interest will accrue during the life of the debt investment on each ETP and will be recognized as non-cash income until it is actually paid. Therefore, a portion of the incentive fee the Company may pay its Advisor will be based on income that the Company has not yet received in cash.

(10)
Debt investment has a payment-in-kind (“PIK”) feature.

(11)
The fair value of the investment was valued using significant unobservable inputs.

(12)
New Signature US, Inc. is a subsidiary of BSI Platform Holdings, LLC.

(13)
On June 1, 2018, the Company entered into an agreement with Arena Sunset SPV, LLC (“Arena”) to co-invest through Horizon Secured Loan Fund I (“HSLFI”), a joint venture, which is expected to make investments, either directly or indirectly through subsidiaries, primarily in the form of secured loans to development-stage companies in the technology, life science, healthcare information and services and cleantech industries. All HSLFI investment decisions require unanimous approval of a quorum of HSLFI’s board of managers. Although the Company owns more than 25% of the voting securities of HSLFI, the Company does not have sole control over significant actions of HSLFI for purposes of the 1940 Act or otherwise.

PORTFOLIO MANAGEMENT
Our Advisor is located at 312 Farmington Avenue, Farmington, Connecticut 06032 and serves as our investment adviser pursuant to the Investment Management Agreement. Our Advisor is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board, our Advisor manages the day-to-day operations of, and provides investment advisory and management services to, us.
Portfolio management
The management of our investment portfolio is the responsibility of our Advisor’s executive officers and its investment committee. The investment committee currently consists of Robert D. Pomeroy, Jr., Chief Executive Officer of our Advisor, Gerald A. Michaud, President of our Advisor, Daniel S. Devorsetz, Senior Vice President and Chief Investment Officer of our Advisor, Daniel R. Trolio, Senior Vice President and Chief Financial Officer of our Advisor, and Gary P. Moro, Vice President — Credit of our Advisor. For more information regarding the business experiences of Messrs. Pomeroy, Michaud, Devorsetz and Trolio see “Directors, Executive Officers and Corporate Governance” in our most recently filed Annual Report on Form 10-K.
Below is the biography for the portfolio manager whose biography has not been included elsewhere in this prospectus.
Gary P. Moro, Vice President — Credit.   Mr. Moro is responsible for underwriting and portfolio management. Mr. Moro has 25 years of risk management and underwriting experience. Mr. Moro previously served as Senior Vice President, Risk Policy Senior Manager, at Citicorp Credit Services, where he led the risk management of private label credit card partnerships. Mr. Moro also served as Chief Credit Officer with both GATX Ventures, Inc., the venture lending subsidiary of GATX Corporation, and Transamerica Technology Finance, the venture lending division of Transamerica Business Credit and served as a Director of Credit with Financing for Science International, Inc., a publicly traded venture financing and healthcare leasing company. Mr. Moro earned a Bachelor of Business Administration and a Master of Business Administration degree from Iona College.
The compensation of the members of the investment committee of our Advisor are paid by our Advisor and includes an annual base salary and in certain cases an annual bonus based on an assessment of short-term and long-term performance and/or a portion of the incentive fee, if any, paid to our Advisor. In addition, Mr. Pomeroy and Mr. Michaud have equity interests in our Advisor and may receive distributions of profits in respect of those interests. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in our most recently filed Annual Report on Form 10-K for information on ownership by portfolio managers of our securities.

DIVIDEND REINVESTMENT PLAN
We have adopted a DRIP that provides for reinvestment of our cash distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board declares a cash distribution, then our stockholders who have not “opted out” of our DRIP have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.
No action is required on the part of a registered stockholder to have their cash distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying Computershare Shareowner Services, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than 10 days prior to the record date for distributions to stockholders. The plan administrator sets up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and holds such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.
Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election.
We intend to use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on Nasdaq on the valuation date, which date shall be as close as practicable to the payment date for such distribution. Market price per share on that date will be the closing price for such shares on Nasdaq or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive distributions in shares of common stock may experience accretion to the net asset value of their shares if our shares are trading at a premium at the time we issue new shares under the plan and dilution if our shares are trading at a discount. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the distribution payable to a stockholder.
There are no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees under the plan are paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share trading fee from the proceeds.
Stockholders who receive distributions in the form of stock are generally subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. Any stock received in a dividend has a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account. See “Material U.S. Federal Income Tax Considerations.”
Participants may terminate their accounts under the plan by notifying the plan agent via its website at www.computershare.com/investor, by filling out the transaction request form located at bottom of their statement and sending it to the plan agent at c/o Computershare Shareowner Services LLC, P.O. Box 505000, Louisville, Kentucky 40233 or by calling the plan administrator at 877-373-6374.
The plan may be terminated by us upon notice in writing mailed to each participant. All correspondence concerning the plan should be directed to the plan administrator by mail at Plan Administrator c/o Computershare Shareowner Services LLC, P.O. Box 505000, Louisville, Kentucky 40233.

If you withdraw or the plan is terminated, the plan administrator will continue to hold your shares in book-entry form unless you request that such shares be sold or issued. Upon receipt of your instructions, a certificate for each whole share in your account under the plan will be issued and you will receive a cash payment for any fraction of a share in your account.
If you hold your common stock with a brokerage firm that does not participate in the plan, you are not able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

DESCRIPTION OF OUR SECURITIES
This prospectus contains a summary of our common stock, preferred stock, subscription rights, debt securities and warrants. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.
Set forth below is a chart describing our securities authorized and outstanding as of June 19, 2019:
Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding Exclusive of Amount Held by Us or for Our Account
Common Stock	100,000,000 shares	167,465	13,542,873
Preferred Stock	1,000,000 shares	—	—
2022 Notes	$37,375,000	—	$37,375,000
In addition to shares of our common stock, which are described under the heading “Description of Our Common Stock”, we have approximately $37.4 million aggregate principal amount of 2022 Notes outstanding. On September 29, 2017, we issued and sold an aggregate principal amount of $32.5 million of the 2022 Notes and on October 11, 2017, pursuant to the underwriters’ 30 day option to purchase additional notes, we sold approximately an additional $4.9 million of the 2022 Notes. The 2022 Notes have a stated maturity of September 15, 2022 and may be redeemed in whole or in part at our option at any time or from time to time on or after September 15, 2019 at a redemption price of $25 per security plus accrued and unpaid interest. The 2022 Notes bear interest at a rate of 6.25% per year, payable quarterly on March 15, June 15, September 15 and December 15 of each year. The 2022 Notes are our direct unsecured obligations and (i) rank equally in right of payment with our current and future unsecured indebtedness; (ii) are senior in right of payment to any of our future indebtedness that expressly provides it is subordinated to the 2022 Notes; (iii) are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grants security), to the extent of the value of the assets securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries. As of June 19, 2018, we were in material compliance with the terms of the 2022 Notes. The 2022 Notes are listed on the New York Stock Exchange under the symbol “HTFA”. U.S. Bank National Association serves as trustee under the indenture governing the 2022 Notes. U.S. Bank National Association also serves as collateral custodian under the Key Facility. See “Risk Factors — Risks related to our business and structure — The indenture governing our debt securities contains limited protection for holders of our debt securities” in our most recently filed Annual Report on Form 10-K for information regarding restrictions on our ability to incur additional debt and to pay dividends under the indenture governing the 2022 Notes. See “Description of Debt Securities that we may Issue — Events of default” for information regarding the circumstances in which the trustee will take action, and “— Modification or waiver” for information on how the terms of the 2022 Notes may be modified.

DESCRIPTION OF COMMON STOCK THAT WE MAY ISSUE
General
The following description does not purport to be complete and is subject to the provisions of our certificate of incorporation and bylaws, each of which are filed as exhibits to this registration statement. The description is qualified in its entirety by reference to our certificate of incorporation and bylaws and to applicable law. We urge you to read the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.
Under the terms of our certificate of incorporation, our authorized common stock consists solely of 100,000,000 shares, par value $0.001 per share, of which 13,542,873 shares were outstanding as of June 19, 2019. Our common stock is traded on Nasdaq under the symbol “HRZN”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under the DGCL, our stockholders generally are not personally liable for our debts or obligations.
Under the terms of our certificate of incorporation, all shares of our common stock have equal rights as to earnings, assets, distributions and voting. When they are issued, shares of our common stock will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when declared by our Board out of assets legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. In addition, holders of our common stock may participate in our DRIP.
Anti-takeover effects of provisions of our certificate of incorporation, bylaws, the DGCL and other arrangements
Certain provisions of our certificate of incorporation and bylaws, applicable provisions of the DGCL and certain other agreements to which we are a party may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our Board and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Election of directors.   Our certificate of incorporation and bylaws provide that the affirmative vote of a plurality of all votes cast at a meeting of stockholders duly called at which a quorum is present shall be sufficient to elect a director. Under our certificate of incorporation, our Board may amend the bylaws to alter the vote required to elect directors.
Classified board of directors.   The classification of our Board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. Our Board is divided into three classes, with the term of one class expiring at each annual meeting of stockholders. At each annual meeting, one class of directors is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of our Board.

Number of directors; vacancies; removal.   Our certificate of incorporation provides that, by amendment to our bylaws, our Board is authorized to change the number of directors without the consent of stockholders to any number between three and nine.
Our certificate of incorporation provides that, subject to the rights of any holders of preferred stock, any vacancy on our Board, however the vacancy occurs, including a vacancy due to an enlargement of our Board, may only be filled by vote of a majority of the directors then in office.
Subject to the rights of any holders of preferred stock, a director may be removed at any time at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of at least 75% of the shares then entitled to vote for the election of the respective director.
The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.
Action by stockholders.   Under our certificate of incorporation and bylaws, stockholder action can only be taken at an annual meeting or special meeting and not by written action in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance notice requirements for stockholder proposals and director nominations.   Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of our Board, (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to our Board at a special meeting may be made only (1) by or at the direction of our Board, or (2) provided that our Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws. The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform our stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Amendments to certificate of incorporation and bylaws.   The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation provides that the affirmative vote of 75% of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class is required to amend provisions of our certificate of incorporation relating to the classification, size and vacancies of our Board, as well as the removal of directors. However, if 66 2∕3% of the continuing directors have approved such amendment or repeal, the affirmative vote for such amendment or repeal shall be a majority of such shares. The affirmative vote of 75% of the then outstanding shares voting together as a single class is required to amend provisions of our certificate of incorporation relating to the calling of a special meeting of stockholders or the ability to amend or repeal the bylaws. Our certificate of incorporation permits our Board to amend or repeal our bylaws, provided that any amendment or repeal shall require the approval of at least 66 2∕3% of the continuing directors. The stockholders do not have the right to adopt or repeal the bylaws.
Stockholder meetings.   Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting may only be taken if it is properly brought before such meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice to our Secretary. Notice is timely if it is delivered by a nationally recognized courier service or mailed by first class United States mail and received not earlier than 90 days nor more than 120 days in advance of the anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Action taken at a special meeting of stockholders is limited to the purposes stated in the properly provided notice of meeting. These provisions could have the effect of delaying until the next stockholder meeting actions that are favored by the holders of a majority of our outstanding voting securities.
Calling of special meetings by stockholders.   Our certificate of incorporation and bylaws provide that special meetings of the stockholders may only be called by our Board, Chairman, Chief Executive Officer or President.
Section 203 of the DGCL.   We are subject to the provisions of Section 203 of the DGCL. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•
prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Conflict with 1940 Act.   Our bylaws provide that, if and to the extent that any provision of the DGCL or our bylaws conflict with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.
Approval of certain transactions.   To convert us to an open-end investment company, to merge or consolidate us with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation, to liquidate and dissolve us, or to amend any of the anti-takeover provisions discussed herein, our certificate of incorporation requires the affirmative vote of a majority of our continuing directors followed by the favorable vote of the holders of at least 75% of each affected class or series of our shares, voting separately as a class or series, unless such amendment has been approved by the holders of at least 80% of the then outstanding shares of our capital stock, voting together as a single class. If approved in the foregoing manner, our conversion to an open-end investment company could not occur until 90 days after the stockholders meeting at which such conversion was approved and would also require at least 30 days’ prior notice to all stockholders. As part of any such conversion to an open-end investment company, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of conversion, the common shares would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our Board would vote to convert us to an open-end fund.
The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of our shares vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.
Our Board has determined that provisions with respect to our Board and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under the DGCL or the 1940 Act, are in the best interest of stockholders generally.
It is a default under our Key Facility if (i) a person or group of persons (within the meaning of the Exchange Act) acquires beneficial ownership of 20% or more of our issued and outstanding stock or (ii) during any twelve month period individuals who at the beginning of such period constituted our Board cease for any reason, other than death or disability, to constitute a majority of the directors in office. If either event were to occur, Key could accelerate our repayment obligations under, and/or terminate, our Key Facility. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the common stock.
Limitations of liability and indemnification
The indemnification of our officers and directors is governed by Section 145 of the DGCL, and our certificate of incorporation and bylaws. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the

Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.
Section 145 of the DGCL further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. Section 145 of the DGCL also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Section 145 of the DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.
Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of distributions or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.
Under our certificate of incorporation, we fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.
We have obtained liability insurance for our directors and officers. In addition, we have entered into indemnification agreements with each of our directors and officers in order to effect the foregoing except to the extent that such indemnification would exceed the limitations on indemnification under Section 17(h) of the 1940 Act.

DESCRIPTION OF PREFERRED STOCK THAT WE MAY ISSUE
Under the terms of our certificate of incorporation, our authorized preferred stock consists of 1,000,000 shares, par value $0.001 per share, of which no shares were outstanding as of June 19, 2019, and our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Particular terms of any preferred stock we offer will be described in the prospectus supplement relating to such preferred stock shares.
Our Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our certificate of incorporation may provide and requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to our common stock, and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets (or 66 2∕3% if certain approval and disclosure requirements are met) after deducting the amount of such dividend, distribution or purchase price, as the case may be, (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as distributions on the preferred stock are in arrears by two years or more and (3) such shares be cumulative as to distributions and have a complete preference over our common stock to payment of their liquidation preference in the event of a dissolution. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. The features of the preferred stock will be further limited by the requirements applicable to RICs under the Code. The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.
For any series of preferred stock that we may issue, our Board will determine, and the prospectus supplement relating to such series will describe:
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the designation and number of shares of such series;

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the rate and time at which, and the preferences and conditions under which, any distributions will be paid on shares of such series, as well as whether such distributions are participating or non-participating;

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any provisions relating to convertibility or exchangeability of the shares of such series;

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the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

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the voting powers, if any, of the holders of shares of such series;

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any provisions relating to the redemption of the shares of such series;

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any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

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any conditions or restrictions on our ability to issue additional shares of such series or other securities;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

The preferred stock may be either fixed rate preferred stock or variable rate preferred stock, which is sometimes referred to as “auction rate” preferred stock. All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative distributions, if any, thereon will be cumulative. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash distributions at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from quarterly to weekly and are subject to extension. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as the complete articles supplementary that contain the terms of the applicable series of preferred stock.

DESCRIPTION OF SUBSCRIPTION RIGHTS THAT WE MAY ISSUE
We may issue subscription rights to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then current net asset value per share of common stock, excluding underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear the expenses of such subscription rights offerings, regardless of whether our common stockholders exercise any subscription rights.
The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:
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the title of such subscription rights;

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the exercise price or a formula for the determination of the exercise price for such subscription rights;

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the number or a formula for the determination of the number of such subscription rights issued to each stockholder;

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the extent to which such subscription rights are transferable;

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if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

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the date on which the right to exercise such subscription rights would commence, and the date on which such rights shall expire (subject to any extension);

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the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

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if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

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any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of subscription rights
Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or another report filed with the SEC. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. We may determine to offer any unsubscribed offered shares of common stock directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting or other arrangements, as set forth in the applicable prospectus supplement. We have not previously completed such an offering of subscription rights.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY ISSUE
We may issue debt securities in one or more series in the future that, if publically offered, will be under an indenture to be entered into between the Company and a trustee. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.
As required by federal law for all bonds and notes of companies that are publicly offered, debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture with the SEC. See “Available Information” for information on how to obtain a copy of the indenture.
The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered, including among other things:
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the designation or title of the series of debt securities;

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the total principal amount of the series of debt securities;

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the percentage of the principal amount at which the series of debt securities will be offered;

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the date or dates on which principal will be payable;

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the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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the terms for redemption, extension or early repayment, if any;

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the currencies in which the series of debt securities are issued and payable;

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whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

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the place or places of payment, transfer, conversion and/or exchange of the debt securities;

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the denominations in which the offered debt securities will be issued;

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the provision for any sinking fund;

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any restrictive covenants;

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whether the series of debt securities are issuable in certificated form;

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any provisions for defeasance or covenant defeasance;

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any special federal income tax implications, including, if applicable, U.S. federal income tax considerations relating to original issue discount;

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whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

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any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

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whether the debt securities are subject to subordination and the terms of such subordination; and

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any other material terms.

Any debt securities we issue may be secured or unsecured obligations. On March 23, 2018, the SBCAA amended Section 61(a) of the 1940 Act to add Section 61(a)(2) which enables BDCs to reduce their asset coverage requirements from 200% to 150%. This provision permits a BDC to double the maximum amount of leverage that it is permitted to incur, so long as the BDC meets certain disclosure requirements and obtains certain approvals. As defined in the 1940 Act, asset coverage of 150% means that for every $100 of net assets a BDC holds, it may raise up to $200 from borrowing and issuing senior securities. We received approval from our stockholders to reduce our asset coverage requirement from 200% to 150% on October 30, 2018. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors” in our annual, quarterly and other reports filed with the SEC from time to time.
General
The indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.
For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.
The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.
The indenture does not limit the amount of debt (secured and unsecured) that we and our subsidiaries may incur or our ability to pay distributions, sell assets, enter into transactions with affiliates or make investments. In addition, the indenture does not contain any provisions that would necessarily protect holders of debt securities if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.
We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.
We expect that we will usually issue debt securities in book entry only form represented by global securities.
Conversion and exchange
If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.
Payment and paying agents
We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on global securities
We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on certificated securities
We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States on the due date.
Payment when offices are closed
If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of default
You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.
The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):
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We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days.

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We do not pay interest on a debt security of the series when due, and such default is not cured within 30 days.

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We do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days.

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We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

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We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days.

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On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.

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Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.
Remedies if an event of default occurs
If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.
The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
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You must give your trustee written notice that an Event of Default has occurred and remains uncured.

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The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

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The trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity.

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The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.
Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:
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the payment of principal, any premium or interest; or

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in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any default.
Merger or consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not consolidate with or into any other corporation or convey or transfer all or substantially all of our property or assets to any person unless all the following conditions are met:
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Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for all of our obligations under the debt securities and the indenture.

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Immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing.

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We must deliver certain certificates and documents to the trustee.

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We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or waiver
There are three types of changes we can make to the indenture and the debt securities issued thereunder.
Changes requiring your approval
First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:
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change the stated maturity of the principal of or interest on the debt security;

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reduce any amounts due on the debt security;

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reduce the amount of principal payable upon acceleration of the maturity of the debt security following a default;

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adversely affect any right of repayment at the holder’s option;

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change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on the debt security;

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impair your right to sue for payment;

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adversely affect any right to convert or exchange a debt security in accordance with its terms;

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modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

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reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

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reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

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modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

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change any obligation we have to pay additional amounts.

Changes not requiring approval
The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes requiring majority approval
Any other change to the indenture and the debt securities issued thereunder would require the following approval:
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If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series outstanding at such time.

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If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”
Further details concerning voting
When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:
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For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

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For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

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For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.
Covenant defeasance
We may make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series of debt securities were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:
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If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. No default or Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

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We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.
If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full defeasance
If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
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If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities. No default or Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

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We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.
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We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”
Satisfaction and discharge
The indenture will be discharged and will cease to be of further effect with respect to the debt securities when either:
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all the debt securities that have been authenticated have been delivered to the trustee for cancellation; or

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all the debt securities that have not been delivered to the trustee for cancellation:

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have become due and payable,

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will become due and payable at their stated maturity within one year, or

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are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such debt securities delivered to the trustee for cancellation (in the case of debt securities that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,
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we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities; and

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we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the debt securities have been complied with.

Form, exchange and transfer of certificated registered securities
Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
Resignation of trustee
Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Indenture provisions — subordination
Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.
In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.
By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.
“Senior Indebtedness” is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:
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our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

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renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Certain considerations relating to foreign currencies
Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.
Book-entry debt securities
The Depository Trust Company (“DTC”) will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtcc.org.
Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF WARRANTS THAT WE MAY ISSUE
The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.
We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or a specified principal amount of debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:
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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

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the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

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whether such warrants will be issued in registered form or bearer form;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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terms of any rights to redeem or call such warrants;

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information with respect to book-entry procedures, if any;

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the terms of the securities issuable upon exercise of the warrants;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.
Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in our best interests and the best interests of our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

BROKERAGE ALLOCATIONS AND OTHER PRACTICES
Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our Board, our Advisor is primarily responsible for the execution of the publicly-traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our Advisor does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our Advisor generally seeks reasonably competitive trade execution costs, we do not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Advisor may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our Advisor determines in good faith that such commission is reasonable in relation to the services provided.
We have not paid any brokerage commissions during the three most recent fiscal years.

PLAN OF DISTRIBUTION
We may offer, from time to time, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods, up to $250,000,000 of our common stock, preferred stock, subscription rights, debt securities, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on the terms to be determined at the time of an offering. The debt securities, preferred stock, warrants and subscription rights offered by means of this prospectus may be convertible or exchangeable into shares of our common stock. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of the securities by us will be named in the applicable prospectus supplement, such prospectus supplement to also set forth the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. However, the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and a required majority of our board or (3) under such circumstances as the SEC may permit.
In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. In connection with the sale of the securities, our common stockholders will indirectly bear such fees and expenses, as well as any other fees incurred in connection with the sale of the securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of gross proceeds for the sale of any securities being registered. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.
If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent.
We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Any underwriters that are qualified market makers on Nasdaq may engage in passive market making transactions in our common stock on Nasdaq in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
We may offer shares of common stock in a public offering at-the-market to a select group of investors, in which case you may not be able to participate in such offering and you will experience dilution unless you purchase additional shares of our common stock in the secondary market at the same or lower price.
Any common stock sold pursuant to a prospectus supplement may be traded on Nasdaq, or another exchange on which the common stock are traded. The other offered securities may or may not be listed on a securities exchange and we cannot assure you that there will be a liquid trading market for certain of the securities.
Under agreements that we may enter into, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase shares of our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement. We and/or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

In order to comply with the securities laws of certain states, if applicable, our securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We, and indirectly our stockholders, will pay customary costs and expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This discussion is based on the provisions of the Code and the regulations of the U.S. Department of Treasury promulgated thereunder (“Treasury regulations”) each as in effect as of the date of this prospectus. These provisions are subject to differing interpretations and change by legislative or administrative action, and any change may be retroactive. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our stockholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular stockholders in light of their individual investment circumstances or to some types of stockholders subject to special tax rules, such as persons that have a functional currency (as defined in Section 985 of the Code) that have a functional currency other than the U.S. dollar, financial institutions, broker-dealers, traders in securities that elect to mark-to-market their securities holdings, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our stockholders hold their shares of our common stock as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Code). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein.
This summary does not discuss the consequences of an investment in our preferred stock, debt securities, warrants representing rights to purchase shares of our preferred stock, common stock or debt securities, subscription rights or as units in combination with such securities. The U.S. federal income tax consequences of such an investment will be discussed in a relevant prospectus supplement.
For purposes of this discussion:
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a “U.S. stockholder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (1) a person who is a citizen or individual resident of the United States; (2) a domestic corporation (or other domestic entity taxable as a corporation for U.S. federal income tax purposes); (3) an estate whose income is subject to U.S. federal income tax regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; and

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a “non-U.S. stockholder” means a beneficial owner of shares of our common stock that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our shares, the U.S. tax treatment of the partnership and each partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A stockholder that is a partnership holding shares of our common stock, and each partner in such a partnership, should consult their own tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to each stockholder of an investment in our securities will depend on the facts of its particular situation. Stockholders are urged to consult their own tax advisers to determine the U.S. federal, state, local and foreign tax consequences to them of an investment in our securities, including applicable tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Taxation of the company
As a BDC, we have elected to be treated, and qualified, as a RIC under Subchapter M of the Code commencing with our taxable year ending on December 31, 2010. As a RIC, we generally are not subject to corporate-level federal income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, or net capital gain that we timely distribute as dividends for U.S. federal income tax purposes to our stockholders.
To continue to qualify as a RIC, we must, among other things, (a) derive in each taxable year at least 90% of our gross income from dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income (including but not limited to gain from options, futures or forward contracts) derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (a “QPTP”) (the “90% Gross Income Test”); and (b) diversify our holdings so that, at the end of each quarter of each taxable year (i) at least 50% of the market value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our total assets and not more than 10% of the outstanding voting securities of such issuer (subject to the exception described below), and (ii) not more than 25% of the market value of our total assets is invested in the securities of any issuer (other than U.S. Government securities and the securities of other regulated investment companies), the securities of any two or more issuers that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or the securities of one or more QPTPs (the “Diversification Tests”). In the case of a RIC that furnishes capital to development corporations, there is an exception relating to the Diversification Tests described above. This exception is available only to RICs which the SEC determines to be principally engaged in the furnishing of capital to other corporations which are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available, which we refer to as “SEC Certification.” We have not sought SEC Certification, but it is possible that we will seek SEC Certification in future years. If we receive SEC Certification, we generally will be entitled to include, in the computation of the 50% value of our assets (described in (b)(i) above), the value of any securities of an issuer, whether or not we own more than 10% of the outstanding voting securities of the issuer, if the basis of the securities, when added to our basis of any other securities of the issuer that we own, does not exceed 5% of the value of our total assets.
As a RIC, in any taxable year with respect to which we distribute an amount equal to at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”), we (but not our stockholders) generally are not subject to U.S. federal income tax on investment company taxable income and net capital gains that we distribute to our stockholders. We intend to distribute annually all or substantially all of such income. While we intend to satisfy the Annual Distribution Requirement, we may choose to retain all or a portion of our net capital gains or investment company taxable income not subject to the Annual Distribution Requirement for investment, and incur the associated federal corporate income tax, or the 4% U.S. federal excise tax as appropriate, and as described below.
We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) an amount at least equal to the sum of:
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98% of our ordinary income (taking into account certain deferrals and elections) for the calendar year;

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98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and

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certain undistributed amounts from previous years on which we incurred no U.S. federal income tax.

While we generally intend to distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax or may decide that it is in our best interest to retain some of our income or gains and be subject to this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.
If we borrow money, we may be prevented by loan covenants from declaring and paying distributions in certain circumstances. Limits on our payment of distributions may prevent us from satisfying distribution requirements, and may, therefore, jeopardize our qualification for taxation as a RIC, or subject us to the 4% U.S. federal excise tax.
Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while any senior securities are outstanding unless we meet the applicable asset coverage ratios. See “Business — Regulation — Senior securities; derivative securities” in our most recently filed Annual Report on Form 10-K. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the imposition of the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given taxable year exceed investment company taxable income, we would incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those taxable years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.
Failure to qualify as a RIC
If we were unable to qualify for treatment as a RIC, and if certain cure provisions described below are not available, we would be subject to tax on all of our taxable income (including our net capital gains) at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate stockholders would be eligible to claim a dividends received deduction with respect to such dividends, and non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to qualify again to be subject to tax as a RIC in a subsequent taxable year, we would be required to distribute our earnings and profits attributable to any of our non-RIC taxable years as dividends to our stockholders. Moreover, if we fail to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent taxable year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.
Company investments
Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as qualifying gross income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.
We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Since in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty meeting the Annual Distribution Requirement or may be required to incur the 4% U.S. federal excise tax.
In such instances, we may need to sell some of our assets at times that we would not consider advantageous, raise additional debt or equity capital or forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take action that are advantageous) in order to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources to satisfy the Annual Distribution Requirement, we may fail to be eligible to be subject to federal income tax as a RIC and, thus, become subject to a corporate-level federal income tax on all our income.
Warrants.   Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term depends on how long we held a particular warrant. Upon the exercise of a warrant acquired by us, our tax basis in the stock purchased under the warrant equals the sum of the amount paid for the warrant plus the strike price paid on the exercise of the warrant.
Foreign investments.   In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our stockholders their share of the foreign taxes paid by us.
Passive foreign investment companies.   We may invest in the stock of a foreign corporation which is considered a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. In general, if a special tax election has not been made, we are subject to tax at ordinary income rates on any gains and “excess distributions” with respect to PFIC stock as if such items had been realized ratably over the period during which we held the PFIC stock, plus an interest charge. Any adverse tax consequences of a PFIC investment may be limited if we are eligible to elect alternative tax treatment with respect to such investment. No assurances can be given that any such election will be available or that, if available, we will make such an election.
Foreign currency transactions.   Our functional currency, for U.S. federal income tax purposes, is the U.S. dollar. Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations in the value of the foreign currency between the date of acquisition of the instrument and the date of disposition are generally treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains or losses, may increase or decrease the amount of our investment company taxable income to be distributed to our stockholders as ordinary income. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future Treasury regulations, produce income not among the types of “qualifying income” for purposes of the 90% Income Test.
The remainder of this discussion assumes that we qualify as a RIC for each taxable year.
Taxation of U.S. stockholders
Distributions by us to U.S. stockholders are generally characterized either as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses, and determined without regard to any deduction for dividends paid) will be characterized as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts). In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not be eligible to treatment as qualified dividend income.
Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder generally will be characterized as long-term capital gains (generally at a maximum U.S. federal tax rate of 15% or 20%, depending on whether the stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.
Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will be subject to tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to incur a 35% U.S. federal income tax on any retained capital gains, and since that rate is generally in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any taxable year and (2) the amount of capital gain distributions paid for that taxable year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January of any calendar year which was declared in October, November or December to stockholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the calendar year in which the dividend was declared.
If an investor purchases shares of our stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of its investment.
Alternative minimum tax.   As a RIC, we are subject to alternative minimum tax, also referred to as “AMT,” but any items that are treated differently for AMT purposes must be apportioned between us and our U.S. stockholders and this may affect the U.S. stockholders’ AMT liabilities. Although Treasury regulations explaining the precise method of apportionment have not yet been issued, such items will generally be apportioned in the same proportion that distributions paid to each U.S. stockholder bear to our taxable income (determined without regard to the dividends paid deduction), unless a different method for particular item is warranted under the circumstances.
Dividend Reinvestment Plan.   Under the DRIP, if a U.S. stockholder owns shares of common stock registered in its own name, the U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless the U.S. stockholder opts out of our DRIP by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” Any distributions determined to constitute dividends which have been reinvested under the plan will nevertheless generally remain taxable to the U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market generally should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Stockholders receiving distributions in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.
Dispositions.   A U.S. stockholder will recognize gain or loss on the sale, exchange or other taxable disposition of shares of our common stock in an amount equal to the difference between the U.S. stockholder’s adjusted basis in the shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. stockholder on the disposition of shares of our common stock will result in capital gain or loss to a U.S. stockholder, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss recognized by a U.S. stockholder upon the disposition of shares of our common stock held for six months or less will be treated as a long-term capital loss to the extent of any capital gain distributions received (including amounts credited as an undistributed capital gain dividend) by the U.S. stockholder. A loss recognized by a U.S. stockholder on a disposition of shares of our common stock will be disallowed as a deduction if the U.S. stockholder acquires additional shares of our common stock (whether through the automatic reinvestment of distributions or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Non-corporate U.S. stockholders with net capital losses for a taxable year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a taxable year, but may carry back such losses for three taxable years or carry forward such losses for five taxable years.
Tax shelter reporting regulations.   Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.
Shareholder tax reporting and other matters.   We will provide information to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of distributions paid by us in respect of each calendar year generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
Backup withholding.   We are required in certain circumstances to backup withhold on taxable dividends or distributions paid to non-corporate U.S. stockholders who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in shares of our common stock.
Taxation of non-U.S. stockholders
The following discussion only applies to non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their own tax advisers before investing in shares of our common stock.
Actual and deemed distributions; dispositions.   Distributions of ordinary income to non-U.S. stockholders, subject to the discussion below, will generally be subject to withholding of U.S. federal withholding tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a non-U.S. stockholder directly, would not be subject to withholding. Different tax consequences may result if the non-U.S. stockholder is engaged in a trade or business in the United States or, in the case of an individual, is present in the United States for 183 days or more during a taxable year and certain other conditions are satisfied. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.
In addition, no withholding is required and the distributions generally are not subject to U.S. federal income tax if (i) the distributions are properly reported in a notice timely delivered to our stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such distributions and (iii) certain other requirements are satisfied. In the case of shares of our common stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we reported the payment as having been derived from qualified net interest income or from qualified short-term capital gains. Furthermore, no assurance can be given as to whether any amount of our distributions will be eligible for this exemption from withholding or, if eligible, will be reported as such by us.
Actual or deemed distributions of our net capital gains to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale or other disposition of our common stock, generally will not be subject to U.S. federal withholding tax and will not be subject to federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States or (ii) in the case of an individual, the non-U.S. stockholder is present in the United States for 183 days or more during a taxable year and certain other conditions are satisfied.

Withholding agents are required to withhold U.S. tax (at a 30% rate) on payments of taxable distributions and (effective January 1, 2019) redemption proceeds and certain capital gain distributions made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designated to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Stockholders may be requested to provide additional information to the withholding agents to enable the withholding agents to determine whether withholding is required.
If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we incur the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder is not otherwise required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.
For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in shares of our common stock may not be appropriate for certain non-U.S. stockholder. Non-U.S. stockholders may also be subject to U.S. estate tax with respect to their shares of our common stock.
Dividend Reinvestment Plan.   Under our DRIP, if a non-U.S. stockholder owns shares of common stock registered in its own name, the non-U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless it opts out of our DRIP by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” If the distribution is a distribution of our investment company taxable income, is not designated by us as a short-term capital gains dividend or interest-related dividend and it is not effectively connected with a U.S. trade or business of the non-U.S. stockholder (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment of the non-U.S. stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) and only the net after-tax amount will be reinvested in common shares. If the distribution is effectively connected with a U.S. trade or business of the non-U.S. stockholder, generally the full amount of the distribution will be reinvested in the plan and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons.
Backup withholding.   A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on taxable dividends or distributions unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
An investment in our common stock by a non-U.S. person may also be subject to U.S. federal estate tax.
Non-U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in our shares.

CUSTODIAN, TRANSFER AGENT, DIVIDEND PAYING AGENT AND REGISTRAR
Our securities are held by US Bank, N.A. pursuant to a custodian services agreement. The principal business address of US Bank, N.A. is 1133 Rankin Street, St. Paul, Minnesota 55116. Securities held through Credit II are held under a custodial agreement with U.S. Bank National Association. The principal address for U.S. Bank National Association is 1133 Rankin Street, St. Paul, Minnesota 55116. Computershare Shareowner Services LLC (formerly known as BNY Mellon Shareowner Services) acts as our transfer agent, dividend paying agent and registrar pursuant to a transfer agency agreement. The principal business address of Computershare Shareowner Services LLC is 250 Royall Street, Canton, Massachusetts 02021.
LEGAL MATTERS
Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Dechert LLP, Boston, Massachusetts and certain legal matters will be passed upon for underwriters or dealer managers, if any, by the counsel named in the applicable prospectus supplement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements and the effectiveness of internal control over financial reporting of Horizon Technology Finance Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated by reference in reliance on the report of by RSM US LLP given on their authority as experts in accounting and auditing. The senior securities table of Horizon Technology Finance Corporation, included in this prospectus and elsewhere in the registration statement, has been so included in reliance upon the report of by RSM US LLP, an independent registered public accounting firm, as included in our Annual Report on Form 10-K, as incorporated herein.
RSM US LLP’s principal business address is 4 Times Square, 151 W 42nd Street, New York, New York 10036.

INCORPORATION BY REFERENCE
This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 5, 2019;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on April 30, 2019;

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2019;

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our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on March 5, 2019, March 8, 2019, April 30, 2019 and June 6, 2019; and

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The description of our Common Stock referenced in our Registration Statement on Form N-2/A (No. 333-225698), as filed with the SEC on August 10, 2018, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information.”
This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the securities in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or its website.

AVAILABLE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. This information is also available free of charge by contacting us by telephone at (860) 676-8654 or on our website at www.horizontechfinance.com. Information contained on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider that information to be part of this prospectus or any prospectus supplement.
You can request a copy of any of our SEC filings, including those incorporated by reference herein, at no cost, by writing or telephoning us at the following address or telephone number:
Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
(860) 676-8654
Attn: Secretary

$50,000,000
Horizon Technology Finance Corporation
4.875% Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Keefe, Bruyette & WoodsOppenheimer & Co.
 A Stifel Company
Co-Managers
B. Riley Securities	Maxim Group LLC